UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

SCHEDULE 14A
AMENDMENT NO. 1
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MAXCO, INC.

(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of Securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130

_____________ __, 2006
Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Maxco, Inc. on ____________, 2006, at 3:30 p.m. eastern time, at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan. We look forward to greeting those stockholders who are able to attend.

At this important meeting, you will be asked to vote upon a proposal to amend our Articles of Incorporation, as amended. The proposal is to effect a 1-for-1,000 reverse split followed immediately by a 1,000 for 1 forward stock split, of our outstanding common stock. Under the reverse split, each one (1) whole share of our common stock will be converted into one-thousand (1/1,000) of a share of common stock (“Reverse Split”), and in lieu of us issuing any fractional shares, we will pay $6.00 in cash for each share of common stock traceable to a shareholder holding less than 1,000 shares of common stock immediately before the Reverse Split. Immediately following completion of the Reverse Split, there will be a 1,000-for-1 forward stock split of the resulting whole shares of common stock (“Forward Split”). We refer to the Reverse Split and the Forward Split collectively as, the Transaction.

Shareholders are also being asked to vote upon the proposals to grant the Company’s Board of Directors discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the Transaction, including for the purpose of soliciting proxies to vote in favor of the Transaction, and in their discretion to vote upon such other matters as may properly come before the Special Meeting.

If Transaction is approved, holders of less than 1,000 shares of common stock immediately before the Reverse Split no longer will be shareholders of the Company, and will be entitled only to receive payment of $6.00 per share of our common stock held immediately before the Reverse Split. Shareholders holding more than 1,000 shares of our common stock immediately before the Reverse Split will not receive any cash payment; instead, the Forward Split to immediately follow the Reverse Split will reconvert their fractional share interests back into the same number of shares of common stock held immediately before the Reverse Split. As a result, the total number of common shares held by a stockholder holding 1,000 or more common shares immediately before the Transaction will not change after completion of the Transaction. The proposed Transaction is expected to reduce the number of common stockholders of record to fewer than 300, and we presently have less than 300 series three preferred shareholders of record. If the Transaction is approved, we intend to terminate our registration of our common stock and series three preferred stock and further reporting obligations under the Securities Exchange Act of 1934 (“Act”), as soon as possible following the Transaction.

Because Maxco has a large number of stockholders who own fewer than 1,000 common shares, we expect that the number of common stockholders of record will be reduced from approximately 530 to approximately 70, while the number of outstanding common shares will decrease by only approximately 1.6%, a reduction of approximately 57,000 shares from the 3,446,995 shares outstanding as of December 31, 2005. This proposal will have no effect on any of our preferred shares.

After careful consideration, the board of directors has concluded that the costs associated with being an SEC reporting company, especially in light of the additional costs associated with compliance with the Sarbanes-Oxley Act of 2002 (which was originally to take effect for our next fiscal year end March 31, 2006, but was delayed by the SEC until our fiscal year end March 31, 2007), are not justified by the benefits in view of our common stock's limited trading activity. Maxco estimates that it will save approximately $450,000 in the first full year after deregistration as an SEC reporting company and approximately $350,000 annually thereafter. We believe that these cost-savings will be in the best interest of Maxco and its stockholders who remain after the Transaction. Although our common stock will no longer be quoted on the Nasdaq SmallCap Market if the Transaction is completed, we anticipate that our common shares would be quoted on the "pink sheets." Quotation on the “pink sheets” will involve us engaging a market maker willing to qualify to quote our common stock. None of our series three, four, five or six preferred shares are presently quoted over any public markets, and we do not anticipate any change in this regard. In addition, the Transaction would allow our stockholders who hold fewer than 1,000 common shares immediately before the Transaction the opportunity to receive cash for their shares at a premium to our common stock's trading price prior to announcement of the Transaction, without having to pay brokerage commissions and other Transaction costs.

A special committee of the board of directors has reviewed the proposed Transaction and considered its fairness to stockholders who hold fewer than 1,000 common shares as well as those holding 1,000 or more common shares, and received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the stockholders holding fewer than 1,000 common shares in the Transaction.

ACCORDINGLY, AFTER CONSIDERING THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND CONDUCTING ITS OWN DELIBERATIONS OF THE ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING AN SEC REPORTING COMPANY AND THE FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS, YOUR BOARD OF DIRECTORS BELIEVES THIS TRANSACTION IS IN THE BEST INTEREST OF MAXCO AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS.

The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with the board's approval of the Transaction. See "Special Factors - Background of the Transaction" and "Special Factors - Recommendation of the Board; Fairness of the Proposed Transaction."

Consummation of the Transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of Maxco's common stock and voting preferred stock entitled to vote at the Special Meeting. It is anticipated that the Transaction will become effective as soon as reasonably practicable after the Special Meeting and the Certificate of Amendment to the Articles of Incorporation is received, and deemed filed, by the State of Michigan. Details of the proposed Transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,
Max A. Coon
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD _________________, 2006

To the Stockholders of Maxco, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Maxco, Inc., a Michigan corporation (the "Company" or "Maxco"), will be held at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan, on the __th day of ____________, 2006, at 3:30 p.m., eastern time, for the following purposes:

To consider and vote upon a proposal to amend the Company’s Articles of Incorporation, as amended. The proposal is to effect a 1-for-1,000 reverse stock split of the Company’s common stock (“Reverse Split”), followed immediately by effectuating a 1,000-for-1 forward stock split of the Company's common stock upon completion of the Reverse Split (“Forward Split”). The Reverse Split and the Forward Split, are collectively, the "Transaction"). As a result of the Transaction, (a) each stockholder owning fewer than 1,000 shares immediately before the Transaction will receive from the Company $6.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Transaction. The proposed Certificate of Amendment to the Articles of Incorporation is attached as Appendix A to this proxy statement.

To consider and vote upon the proposal to grant the Company’s Board of Directors discretionary authority to adjourn the special meeting if necessary to satisfy the conditions to completing the Transaction, including for the purpose of soliciting proxies to vote in favor of the Transaction.

To transact such other business as may properly come before the meeting or any adjournment thereof.

Owners of record of the Company's common stock and voting preferred stock (series three and six) at the close of business on January 16, 2006, the record date, will be entitled to vote at the Special Meeting. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in "street name"), you must instruct them on how to vote your shares. Whether or not you plan to attend the Special Meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

The board of directors has carefully considered the terms of the proposed Transaction and believes that it is fair to, and in the best interest of, Maxco and its stockholders. The board of directors unanimously recommends that you vote "FOR" the Transaction.

By Order of the Board of Directors of Maxco, Inc.

Max A. Coon
Chairman of the Board,
Chief Executive Officer and President

PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130

PROXY STATEMENT
__________ _____, 2006

Neither the Securities and Exchange Commission nor any state securities commission has: approved or disapproved of the Transaction; passed upon the merits or fairness of the Transaction; or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This Proxy Statement and accompanying materials are being furnished to the stockholders of Maxco, Inc. (“Company”) in connection with the solicitation by the board of directors of the Company of proxies to be used at the Special Meeting of the Stockholders (the “Special Meeting”) to be held at the Company’s corporate office at 1118 Centennial Way, Lansing, Michigan on the ___th day of __________, 2006, at 3:30 p.m., eastern time, and at any adjournment thereof, and is being mailed to the stockholders on or about __________. 2006.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
THE TRANSACTION	1
VOTE REQUIRED	2
NO APPRAISAL OR DISSENTERS' RIGHTS	3
THE PURPOSE AND REASONS FOR THE TRANSACTION	3
DISADVANTAGES OF THE TRANSACTION	4
RECENT MARKET PRICE OF MAXCO'S COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF THE PROPOSED TRANSACTION	5
AFFILIATES ENGAGED IN THE TRANSACTION	5
RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS	5
FAIRNESS OPINION OF FINANCIAL ADVISOR	6
CERTAIN EFFECTS OF THE TRANSACTION	7
CONDITIONS TO COMPLETION OF THE TRANSACTION	8
RESERVATION OF RIGHTS	8
SOURCE OF FUNDS; FINANCING OF THE TRANSACTION	8
CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS	8
U.S. FEDERAL INCOME TAX CONSEQUENCES	9
SPECIAL FACTORS	9
BACKGROUND OF THE TRANSACTION	9
PURPOSE AND REASONS FOR THE TRANSACTION	13
ALTERNATIVES CONSIDERED	16
RECOMMENDATION OF THE SPECIAL COMMITTEE	18
RECOMMENDATION OF THE BOARD; FAIRNESS OF THE TRANSACTION	23
OPINION OF THE FINANCIAL ADVISOR	29
POSITION OF MESSRS. COON AND CROSS AS TO FAIRNESS	43
CERTAIN EFFECTS OF THE TRANSACTION	44
INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION	49
CONDUCT OF MAXCO'S BUSINESS AFTER THE TRANSACTION	50
CONDITIONS TO THE COMPLETION OF THE TRANSACTION	50
SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION	51
ANTICIPATED ACCOUNTING TREATMENT	52
POSSIBLE CORPORATE TRANSACTIONS	52
U.S. FEDERAL INCOME TAX CONSEQUENCES	52

REGULATORY APPROVALS	55
NO APPRAISAL OR DISSENTERS' RIGHTS	55
ADJOURNMENT OF MEETING	56
RESERVATION OF RIGHTS	56
EXAMPLES	56
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	58
SUMMARY FINANCIAL INFORMATION	59
SUMMARY HISTORICAL FINANCIAL INFORMATION	59
SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION	60
QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION	61
THE SPECIAL MEETING	66
GENERAL	66
WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING	66
ANNUAL REPORT	67
VOTE REQUIRED	67
VOTING AND REVOCATION OF PROXIES	69
RECOMMENDATION OF THE BOARD OF DIRECTORS	69
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	69
THE PROPOSED AMENDMENT	70
THE STRUCTURE OF THE TRANSACTION	71
CONVERSION OF SHARES IN THE TRANSACTION	71
EXCHANGE OF CERTIFICATES	73
TIME OF CLOSING	73
RESERVATION OF RIGHTS	74
PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE SPECIAL MEETING	74
DIRECTORS AND EXECUTIVE OFFICERS	74
STOCK OPTIONS	75
EQUITY COMPENSATION PLAN INFORMATION	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	76
SECURITIES TRANSACTIONS	79
CERTAIN TRANSACTIONS	79
COST OF SOLICITATION OF PROXIES	81
STOCKHOLDER PROPOSALS	81
CODE OF BUSINESS CONDUCT AND ETHICS	81
OTHER MATTERS	82
WHERE YOU CAN FIND MORE INFORMATION	82
DOCUMENTS INCORPORATED BY REFERENCE	82
APPENDIX A	84
APPENDIX B	88

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM BELOW.

AS USED IN THIS PROXY STATEMENT, "MAXCO," THE "COMPANY," "WE,"  "OUR," "OURS" AND "US" REFER TO MAXCO, INC., A MICHIGAN CORPORATION, AND THE "TRANSACTION" REFERS TO THE 1-FOR-1,000 REVERSE STOCK SPLIT AND THE 1,000-FOR-1 FORWARD STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS HOLDING FEWER THAN 1,000 SHARES IMMEDIATELY PRIOR TO THE TRANSACTION.

►THE TRANSACTION

If the Transaction is approved and completed:

- Maxco’s stockholders holding fewer than 1,000 shares of Maxco's common stock at the effective time of the Transaction will receive a cash payment from Maxco of $6.00 per share, without interest, for each share of common stock held immediately prior to the Transaction;

- Maxco's stockholders holding 1,000 or more shares of Maxco common stock at the effective time of the Transaction will continue to hold the same number of shares of Maxco’s common stock after completion of the Transaction and will not receive any cash payment;

- The officers and directors of Maxco at the effective time will continue to serve as the officers and directors of Maxco immediately after the Transaction;

- We believe we will have fewer than 300 holders of record of common stock and therefore be eligible to terminate registration of our common stock with the Securities and Exchange Commission ("SEC"). If we have fewer than 300 stockholders of record of common stock, coupled with fewer than 300 series three preferred stockholders of record, we intend to proceed to terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

- Our common stock will no longer be quoted on the Nasdaq SmallCap Market System, any trading in our common stock will likely only be through quotation of our common stock in the "pink sheets", or through privately negotiated sales. We anticipate that our preferred shares will continue to be eligible to be traded in privately negotiated sales;

- Outstanding options held by our employees, officers, and directors to acquire Maxco’s common stock, unless exercised or expire, will remain outstanding following the Transaction;

- The number of our common stockholders of record will be reduced from approximately 530 to 70, and the number of outstanding shares of Maxco’s common stock will be reduced by approximately 1.6%, from 3,446,995 shares, as of December 31, 2005, to approximately 3,389,000 shares;

- Based on the shares outstanding as of December 31, 2005: we expect that (i) the percentage ownership of Maxco’s common stock beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 37.5% to approximately 38.2%, and (ii) the percentage of voting stock (which includes common, series three preferred and series six preferred) beneficially owned by the directors and executive officers of Maxco as a group, will increase from approximately 41.8% to approximately 42.4%, which will not affect control of Maxco;

 - Aggregate stockholders' common equity of Maxco as of September 30, 2005, will be reduced from $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis;

- The book value per share of common stock as of September 30, 2005, will be reduced from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis;

- Maxco will pay cash of approximately $450,000 in the aggregate to pay the costs of the Transaction; and

- Net income per share of common stock (including nonrecurring income and expense) for the six months ended September 30, 2005, will change from $0.05 on a historical basis (on both a basic and fully-diluted basis, respectively) to approximately $0.07 on a pro forma basis (on both a basic and fully-diluted basis, respectively).

For a more detailed discussion on the Transaction, see "Special Factors" beginning on page 9. For a description of the provisions regarding the treatment of shares held in street name, please see "Special Factors - Certain Effects of the Transaction" beginning on page 44 (Shares held in "street name" are held in a stock brokerage account or by a bank or other nominee.)

►VOTE REQUIRED

The required vote for the Transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock and voting preferred stock (series three and six). Each share of common stock is entitled to one vote, and each share of series three preferred and series six preferred are entitled to 20 votes. Series four and five preferred stock are non-voting stock.

As of the January 16, 2006, the record date, the Company had 3,446,995 shares of common stock outstanding and entitled to vote, 14,784 shares of series three preferred outstanding and entitled to vote, and 7,812.5 shares of series six preferred outstanding and entitled to vote, for a total of 3,898,925 shareholder votes. As of December 31, 2005, our current directors and executive officers beneficially owned the right to vote 1,322,112 shares of Maxco’s outstanding common stock as well as beneficially owned the right to vote shares of series three and series six preferred stock with an aggregate of 307,550 votes, with a beneficial ownership of the right to vote a total of 1,629,662 shareholder votes, or 41.8% of the total votes available that would be entitled to vote at the Special Meeting. If all of these shares are voted in favor of the Transaction, an additional affirmative vote of approximately 8.2% of the voting shares will be required in order for the Transaction to be approved. If our directors and executive officers exercised presently exercisable options they hold prior to the record date for the Special Meeting, they would beneficially own and have voting rights of approximately 1,669,662 shares or approximately 42.4% of the outstanding shares of common stock entitled to vote at the Special Meeting, leaving an additional necessary affirmative vote of 7.6% of the voting shares. See "Security Ownership of Certain Beneficial Owners and Management" on page 76, and "Special Factors - Interests of Officers and Directors in the Transaction" on page 49.

The officers and directors of Maxco have indicated that they intend to vote "FOR" the approval of the Transaction. Other than such expressed intent of the officers and directors to vote their shares for the Transaction, Maxco has not obtained any assurances or agreements from any of its stockholders as to how they will vote on the Transaction.

►NO APPRAISAL OR DISSENTERS' RIGHTS

Stockholders do not have appraisal or dissenters' rights under Michigan state law in connection with the Transaction. There may exist other rights or actions under federal or state securities laws for stockholders who are aggrieved by the Transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

►THE PURPOSE AND REASONS FOR THE TRANSACTION

If approved, the Transaction will enable Maxco to terminate its registration as an SEC reporting company and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed Transaction and subsequent termination of SEC registration include:

- eliminating the costs associated with filing reports and documents under the Exchange Act with the SEC;

- eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

- reducing the direct and indirect cost of administering stockholder accounts and responding to stockholder requests;

- affording stockholders holding fewer than 1,000 common shares immediately before the Transaction the opportunity to receive cash for their shares at a price that represents a premium of 26.3% and 47.5% over the average 30 day and one year closing prices, respectively, before the public announcement of the proposed Transaction, without having to pay brokerage commissions and other Transaction costs; and

- eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements of the Exchange Act.

Please read "Special Factors - Purpose and Reasons for the Transaction" beginning on page 13.

►DISADVANTAGES OF THE TRANSACTION

The disadvantages of the Transaction are that:

- Maxco’s working capital assets will be decreased to fund the purchase of fractional shares and the costs of the Transaction;

- Maxco will have less ability to raise capital in the public security markets;

- Maxco will be less likely to be able to use shares of its common stock to acquire other companies;

- Maxco may have less flexibility in attracting and retaining executives and employees because equity-based incentives (such as stock options) tend not to be as attractive in a non-SEC reporting company;

- remaining stockholders may experience reduced liquidity for their shares of common stock;

- less public information about Maxco will be available after the Transaction to remaining stockholders; and

- stockholders who are cashed-out will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and will be unable to participate in the future earnings or growth of Maxco.

Please read "Special Factors - Certain Effects of the Transaction" beginning on page 44.

►RECENT MARKET PRICE OF MAXCO’S COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF THE PROPOSED TRANSACTION

The closing price of Maxco’s common stock on October 31, 2005, the last day Maxco traded before the public announcement of the proposed Transaction, was $5.07 per share. The public announcement of the proposed Transaction was made on November 11, 2005. Following the announcement and through __________________ there were approximately _______ shares traded at prices ranging from $_______ to $______ per share. The closing price on _____________ was $____ per share.

►AFFILIATES ENGAGED IN THE TRANSACTION

As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Maxco, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The term "executive officer" means any persons named under "Executive Officers" beginning on page 74.

Under an interpretatation of the Securities Exchange Act of 1934 rules governing “going private” transactions, each of Max A. Coon, Director, Chairman of the Board, and Chief Executive Officer of the Company, and Eric L. Cross, Executive Vice-President and Secretary of the Company may be deemed affiliates of the Company who are engaged in a “going private” transaction. Each of Mssers. Coon and Cross believes the proposed Transaction is substantively and procedurally fair to our shareholders. Other than participating as a Board member in the Board’s evaluation of the factors to determine fairness, and in discussions with other senior management of the Company as to the cash consideration under the Reverse Split, Mr. Coon did not undertake an independent formal evaluation of the fairness of the Transaction or independently engage a financial advisor for such purposes. Other than participating in discussions with other senior management of the Company, Mr. Cross did not undertake an independent formal evaluation of the fairness of the Transaction or independently engage a financial advisor for such purposes. See “Special Factors - Background of the Transaction - Board Deliberations” beginning on page 10; and “Special Factors - Position of Messrs. Coon and Cross as to Fairness” on page 43.

►RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

As a result of a meeting held on October 17, 2005, subsequent discussions among the special committee members, and as a result of meeting held on November 8, 2005, the special committee unanimously determined that the Transaction and the $6.00 cash consideration per pre-split share to be paid to stockholders who hold less than one whole share of common stock following the reverse stock split ("cash consideration") are advisable, fair to and in the best interests of Maxco and all its common and preferred stockholders, whether affiliated or unaffiliated, including those receiving cash consideration and those remaining as stockholders following the Transaction. The special committee recommended that the board approve the Transaction. See "Special Factors - Recommendation of the Special Committee," beginning on page 18.

At a meeting held on November 8, 2005, the board of directors determined that the Transaction is advisable, substantively fair to, and in the best interest of Maxco and all its common and preferred stockholders, whether affiliated or unaffiliated, including the group of holders of common stock who would retain their interest in Maxco as well as to those who would not, and unanimously recommends you vote "FOR" the Transaction.

The special committee of the board of directors and the board of directors itself, considered a number of factors that they believe supports their determination that the Transaction is substantively and procedurally fair to all of Maxco’s common and preferred stockholders, whether affiliated or unaffiliated, including each of the following factors:

- current and historical market prices;

- net book value and net tangible book value;

- going concern value;

- liquidation value;

- earnings of Maxco;

- the opinion and presentation of the special committee's financial advisor;

- limited liquidity of Maxco’s common stock;

- future cost savings;

- interests of stockholders who will remain;

- certain negative considerations; and

- procedural fairness.

As a result of their evaluations, the special committee and our board of directors, and Messrs. Coon and Cross, believe that the Transaction is substantively and procedurally fair to all shareholders, because: (i) whether a shareholder is cashed out, or not cashed out, under the Tranasction does not depend on whether that shareholder is affiliated or not affiliated; (ii) affiliated or unaffiliated common stockholders that remain after the Transaction, and all preferred stockholders, will benefit from the reduction of costs borne by Maxco to maintain its status as an SEC reporting company, and (iii) affiliated or unaffiliated stockholders that are cashed out will receive a premium to the pre-announcement market value of our common stock, without incurring brokerage costs. For a more complete and detailed discussion of the above factors that were considered by the special committee and the board of directors and Mr. Cross and Mr. Coon, to determine fairness, see "Special Factors - Recommendation of the Special Committee" and "Special Factors - Recommendation of the Board; Fairness of the Transaction"; and “Special Factors - Position of Messrs. Coon and Cross as to Fairness.”

►FAIRNESS OPINION OF FINANCIAL ADVISOR

GBQ Consulting, LLC ("GBQ"), financial advisor to the special committee, has delivered to the special committee of our board of directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed Transaction is fair, from a financial point of view, to those common stockholders receiving the cash consideration. The full text of the written opinion of GBQ, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You should read the opinion carefully and in its entirety, along with the discussion under "Special Factors - Opinion of the Financial Advisor" beginning on page 29.

The opinion of GBQ is directed to the special committee of Maxco’s board of directors, addresses only the fairness to holders of Maxco’s common stock from a financial point of view of the cash consideration to be paid in the proposed Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

►CERTAIN EFFECTS OF THE TRANSACTION

As a result of the Transaction, we anticipate that:

- Maxco will no longer be an SEC reporting company subject to the reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002;

- Maxco’s common stock will no longer be traded on the Nasdaq SmallCap Market, any trading in our common stock after the Transaction will likely only be through quotation of our common stock in the "pink sheets" and any trading of our preferred shares will likely continue to be by privately negotiated sales;

- stockholders who own fewer than 1,000 common shares at the effective time of the Transaction will no longer have an interest in or be a stockholder of Maxco and will not be able to participate in Maxco’s future earnings and growth, if any, unless they subsequently acquire shares of our common stock or our preferred shares;

- the number of our common stockholders of record will be reduced from approximately 530 to 70, and the number of outstanding shares of Maxco’s common stock will decreased by approximately 1.6%, from 3,446,995 shares, as of December 31, 2005, to approximately 3,389,000 shares;

- Based on the shares outstanding as of December 31, 2005: (i) the percentage of ownership of Maxco’s common stock beneficially owned by the current executive officers and directors of Maxco as a group will increase from approximately 37.5% to approximately 38.2%, and (ii) the percentage of voting stock (which includes common, series three preferred and series six preferred) beneficially owned by the directors and executive officers of Maxco as a group, will increase from approximately 41.8% to approximately 42.4%, which will not affect control of Maxco;

- the aggregate common stockholders' equity of Maxco as of September 30, 2005, will be reduced from approximately $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis;

- the book value per share of common stock as of September 30, 2005, will decrease from $1.48 per share on a historical basis to $1.37 per share on a pro forma basis; and

- outstanding options held by our employees, including officers and directors, to acquire Maxco’s common stock will, unless exercised or expire, remain outstanding, following the Transaction.

See "Special Factors - Certain Effects of the Transaction" beginning on page 44.

►CONDITIONS TO COMPLETION OF THE TRANSACTION

The completion of the Transaction depends, among other things, upon the approval of the proposed amendment to our Articles of Incorporation that will implement the Transaction by the holders of at least a majority of our outstanding shares entitled to vote. A copy of the proposed Certificate of Amendment to the Articles of Incorporation effecting both the Reverse Split followed immediately thereafter by the Forward Split is attached as Appendix A to this proxy statement.

Please see “Conditions to Completion of the Transaction” on page 50.

►RESERVATION OF RIGHTS

The Board of Directors has reserved the right to abandon the Transaction without further action by our stockholders at any time before the filing of the necessary Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division, even if the Transaction has been authorized by our stockholders at the Special Meeting, and by voting in favor of the Transaction you are also expressly authorizing us to determine not to proceed with the Transaction if we so decide. See "The Proposed Amendment - Reservation of Rights" beginning on page 74.

►SOURCE OF FUNDS; FINANCING OF THE TRANSACTION

We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the Transaction will be approximately $450,000. The consideration to stockholders and the costs of the Transaction will be paid from working capital of Maxco. See "Special Factors - Source of Funds and Financing of the Transaction" on page 51.

►CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

- each member of our board of directors and each of our executive officers that hold 1,000 or more shares of Maxco’s common stock will retain their shares after the Transaction, with the exception of our Chief Financial Officer and Treasurer, Lawrence O. Fields who will direct the sale of 700 common shares from his IRA ;

- one member of our board of directors, Sanjeev Deshpande, holds options to purchase 40,000 shares of Maxco’s common stock, which, unless exercised or expire, will remain outstanding after the Transaction; and

- as a result of the reduction of the number of shares of our common stock outstanding by approximately 57,000 shares in the Transaction, the common stockholders who own of record 1,000 or more shares at the effective time of the Transaction, such as our board members and executive officers, will increase their percentage ownership in Maxco as a result of the Transaction. For example, assuming the Transaction is approved, based on the shares outstanding as of December 31, 2005: (i) the percentage ownership of Maxco’s common stock beneficially owned by the current directors and executive officers of Maxco as a group will increase from approximately 37.5% to approximately 38.2%, and (ii) the percentage of voting stock (which includes common, series three preferred and series six preferred) beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 41.8% to approximately 42.4%.

See "Special Factors - Interests of Officers and Directors in the Transaction" on page 49.

►U.S. FEDERAL INCOME TAX CONSEQUENCES

Generally, for stockholders who hold fewer than 1,000 shares of common stock before the Transaction, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash. Stockholders who will remain stockholders of Maxco following the Transaction should not be subject to taxation as a result of the Transaction. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Please read "Special Factors - U.S. Federal Income Tax Consequences" beginning on page 52.

SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

Stockholder Information

As of December 31, 2005, Maxco had approximately 530 record holders of its common stock, of which approximately 460 record holders, or approximately 86.7% of the total number of record holders, owned fewer than 1,000 shares of common stock. These record holders owning fewer than 1,000 shares own, in the aggregate, approximately 57,000 or approximately 1.6% of the outstanding shares of our common stock.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,000 shares of our common stock and who hold the shares in street name.

In summary, we estimate that there are approximately 57,000 shares of our common stock, representing approximately 1.6% of our outstanding common shares, held by approximately 460 record stockholders holding fewer than 1,000 shares. If the number of record common stock holders is reduced to fewer than 300, Maxco would be able to deregister its common stock under the Exchange Act, intends to proceed to terminate registration of its series three preferred stock, and would no longer be subject to the SEC filing and reporting requirements imposed on SEC reporting companies.

Board Deliberations

Since as early as April 2001, senior management of the Company, Max A. Coon, President, Chief Executive Officer and Chairman of the Board, Eric L. Cross, Executive Vice-President and former Director, and Vincent Shunsky, former Director, and the former Chief Financial Officer and Vice-President of Finance, have considered the topic of SEC deregistration in the context of an overall capitalization and business strategy. Their interest in deregistration as an SEC reporting company was the result of continuing discussions regarding the high costs of being an SEC reporting company, especially after the passage of the Sarbanes-Oxley Act of 2002 and additional SEC and Nasdaq regulations. Mssers. Coon, Cross and Shunsky considered the cost-savings benefits of SEC deregistration in light of the lack of liquidity in the Company’s stock and limited benefits of remaining an SEC reporting company. They also considered that the Company's common stock would likely be quoted on the "pink sheets."

On February 10, 2005, there was a meeting of the Company’s audit committee. Present at the meeting were David R. Layton, independent Director and Audit Committee Chairman of the Company, Dr. Samuel O. Mallory, independent Director and Audit Committee member of the Company, and invited guests, Vincent Shunsky, then the Vice-President of Finance and Chief Financial Officer of the Company, Lawrence O. Fields, then Controller and current Chief Financial Officer and Treasurer of the Company, and Jeff Kolb, financial analyst of the Company. Also present by telephone was William Holtman, representing the Company’s auditors, Rehmann Robson. Discussions included that unless the Company completed deregistration as an SEC reporting company, the Company would be subject to Section 404 of the Sarbanes-Oxley Act of 2002 (which was originally to take effect for its next fiscal year end March 31, 2006, but was delayed by the SEC until its fiscal year end March 31, 2007); that this would involve meeting all requirements of the Sarbanes-Oxley Act of 2002 with respect to internal controls over financial reporting, including an audit committee report, and opinion of the auditors as to the effectiveness of the Company’s internal controls. Those present also discussed that the Company would need to begin planning for compliance immediately in order to meet these requirements.

On February 22, 2005, Max A. Coon (via telephone) and Vincent Shunsky discussed the topic of compliance with the Sarbanes-Oxley Act of 2002 with Maxco’s outside legal counsel, Warren Cameron Asciutto & Blackmer, P.C. ("Warren Cameron"), and potential methods for deregistration as an SEC reporting company, which would require Maxco to reduce the number of common stockholders of record to less than 300. Warren Cameron stated that a tender offer or reverse stock split would be two methods of achieving the goal of reducing the number of common stockholders of record to less than 300.

The independent directors of Maxco, Dr. Samuel O. Mallory, Joel I. Ferguson, and David R. Layton, discussed the topic of deregistration at a meeting of the independent directors held on March 4, 2005 as part of discussions of the capital structure of the Company. Also present at the meeting were invited guests, Eric L. Cross, Vincent Shunsky, and from the Company’s outside legal counsel, J. Michael Warren. The independent board members deferred the decision on deregistration as compliance with the internal controls’ requirements of Section 404 of Sarbanes-Oxley Act of 2002 had been delayed by the SEC.

At a board meeting on August 11, 2005, Vincent Shunsky reported to the board that although implementation of Section 404 of Sarbanes-Oxley Act of 2002 had been previously delayed, the Company needed to make preparations for the new compliance date. Present at this meeting were Company directors, Max A. Coon, Sanjeev Deshpande, and Dr. Samuel O. Mallory, along with invited guests, Eric L. Cross, Vincent Shunsky, and J. Michael Warren. As the result of considering the costs associated with such preparation and continued compliance, the lack of liquidity in the Company’s stock, the costs in general of being a registered company, and the inability to effectively utilize the capital market, the board appointed the independent directors to serve as the special committee to further explore the possibility of deregistration as an SEC reporting company. The special committee appointed was the independent directors, Dr. Samuel O. Mallory, David R. Layton and Joel I. Ferguson. Discussions were held amongst those present at the August 11, 2005 meeting, regarding the various methods of effectuating SEC deregistration. After discussion of the various alternative methods, the conclusion of the group, including Dr. Mallory, was that a reverse stock split seemed apparent as the most practical method.

On August 13, 2005 and August 14, 2005, Mr. Coon met with the special committee members, Joel I. Ferguson and Dr. Samuel Mallory, and then spoke to David R. Layton. These discussions concluded that a pre-split price per share of $6.00 in a reverse stock split immediately followed by a forward stock split would appear to be fair and reasonable to the common shareholders. Mr. Coon indicated to the special committee members that he thought it was advisable that the special committee obtain a fairness opinion as to proposing a pre-split price per share of $6.00. All members of the special committee agreed, and decided it was appropriate to explore hiring a financial advisor to opine on the fairness of the Transaction to those receiving cash.

In mid-August 2005, the special committee began considering proposals from two different firms to serve as financial advisor, one of which was GBQ. On August 25, 2005, special committee members, Joel I. Ferguson and Dr. Samuel Mallory, met with GBQ to discuss their engagement. At this meeting, Mr. Ferguson and Dr. Mallory decided that GBQ should be engaged as financial advisor to the special committee because of GBQ’s experience and credentials in the valuation area. This was discussed with Mr. Layton by Mr. Coon, and Mr. Layton concurred. On September 1, 2005, the special committee engaged GBQ to serve as its financial advisor.

On October 17, 2005, the special committee chairman, Dr. Samuel Mallory met telephonically with GBQ representatives, Brian D. Bornino and Robert M. Stutz II, in order for GBQ to provide its presentation and opinion. The full text of the opinion had been previously delivered to all members of the special committee and is attached as Appendix B. During the telephone meeting, GBQ reviewed its valuation based on two methods, the discounted cash flow method (Income Approach), and the guideline public company method (Market Approach). In addition to the valuation, GBQ reviewed the premiums paid in historical going-private transactions. GBQ discussed the various assumptions made in the preliminary valuation and in the use of management's projections. GBQ also discussed how companies were selected for the market valuation approach. Vincent Shunsky, then Vice President of the Company, presented a reverse stock split analysis based on 1 for 100, 1 for 200, and 1 for 1,000 reverse splits. Mr. Shunsky discussed the costs for cashing out fractional stockholders at each of these levels and the estimated number of stockholders of record that would remain at each reverse split level. In considering the cash consideration for fractional shares, Dr. Mallory reviewed a number of factors as discussed in "Special Factors - Recommendation of the Special Committee" beginning on page 18. The special committee chairman also considered the findings of GBQ, including GBQ’s valuation range of $2.70 to $5.60 per share of Maxco’s common stock. Additionally, the special committee chairman considered that the offer price of $6.00 per share reflects a premium of 18.3% over the Company’s October 12, 2005 stock price. After a lengthy discussion, the consensus was that $6.00 per pre-split share appeared reasonable and fair as the cash consideration to be paid for fractional shares in the Transaction at the 1 for 1,000 ratio. Upon conclusion of the meeting, Dr. Mallory indicated his position to recommend to the board of directors that the board determine: (i) that both the Transaction and cash consideration are advisable, fair and in the best interests of Maxco and all of its stockholders, including all unaffiliated stockholders, and (ii) that the cash consideration and Transaction both be approved. Dr. Mallory indicated that he would consult with the other special committee members to seek their concurrence with his conclusion. Within several days thereafter, Dr. Mallory informed Mr. Coon and Mr. Shunsky that he had consulted with the other special committee members, and that they had unanimously agreed to his recommendation.

At a meeting of the special committee on November 8, 2005, the special committee members, David R. Layton and Dr. Samuel Mallory, reconsidered the factors discussed in “Special Factors - Recommendation of the Special Committee” in light of the September 30, 2005 financial information, and unanimously reconfirmed its determination to recommend the Transaction to the board of directors.

At a board meeting on November 8, 2005, Dr. Mallory, chairman of the special committee, reported on the special committee meetings held on October 17, 2005, his conversations with the other special committee members, and the meeting of November 8, 2005. In addition to Dr. Mallory, others present at this board meeting were_directors, Mr. Coon, Sanjeev Deshpande, and David R. Layton, and invited guests, Eric L. Cross, Vincent Shunsky, and J. Michael Warren. The board discussed extensively the status of the committee's review of the reverse stock split, the estimated cost to accomplish the Transaction, and the cost savings that would be realized by SEC deregistration. The board also considered the proposed Transaction and the cash consideration of $6.00 per pre-split share to be paid to stockholders who would otherwise receive less than one share in the reverse stock split. In considering the price for the cash consideration, the board reviewed a number of factors as discussed in "Special Factors - Recommendation of the Board of Directors; Fairness of the Proposed Transaction" beginning on page 23. The board also considered the special committee's recommendation and the opinion of the special committee's financial advisor. The board unanimously voted to approve the Transaction and directed that the Transaction be submitted to stockholders for a vote at the upcoming Special Meeting of Stockholders. The board recommended that stockholders approve the Transaction.

PURPOSE AND REASONS FOR THE TRANSACTION

The purpose of the Transaction is to cash-out the equity interests in Maxco of stockholders who, as of the effective date, hold fewer than 1,000 shares of common stock in any discrete account at a price determined to be fair by the entire board in order to enable Maxco to deregister its common stock under the Exchange Act. If the Transaction is approved, Maxco intends to also terminate registration of its series three preferred stock and thus terminate its obligation to file annual and periodic reports and make other filings with the SEC.

Summary of Reasons

The reasons for the Transaction and subsequent deregistration of Maxco as an SEC reporting company include:

- eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

- eliminating the costs and investment of management time associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

- reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests by reducing the number of small stockholder accounts;

- affording stockholders holding fewer than 1,000 common shares immediately before the Transaction the opportunity to receive cash for their shares at a price that represents a premium of 26.3% and 47.5% over the average 30 day and one year closing prices, respectively, before the public announcement of the proposed Transaction, without having to pay brokerage commissions and other Transaction costs; and

- eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements under the Exchange Act.

Benefits and Cost Savings of Termination as an SEC Reporting Company

Maxco incurs direct and indirect costs associated with the filing and reporting requirements imposed on SEC reporting companies. As an SEC reporting company, Maxco is required to prepare and file with the SEC, among other items, the following:

- Annual Reports on Form 10-K;

- Quarterly Reports on Form 10-Q;

- Proxy statements and stockholder reports as required by Regulation 14A under the Exchange Act; and

- Current Reports on Form 8-K.

In addition, Maxco also pays for the costs of its directors' and officers' Section 16(a) reports (Forms 3, 4 and 5) and Section 13(d) reports (Schedule 13D or Schedule 13G, if such director or officer is a 5% stockholder).

The costs associated with these reports and other filing obligations are a significant overhead expense. These costs include professional fees for our auditors and legal counsel, printing and mailing costs, internal compliance costs, Nasdaq listing fees and transfer agent costs. These SEC registration-related costs have been increasing over the years, and Maxco believes that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

Maxco also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. Because Maxco has relatively few executive personnel, these activities consume a disproportionate amount of resources compared to value generating efforts. The annual savings that Maxco expects to realize as a result of the Transaction are estimated as follows:

Independent Auditors and Other Compliance Costs	$100,000
Compliance with Section 404 of the Sarbanes-Oxley Act*	$150,000
Legal Costs Attributable to SEC Reporting	$50,000
Nasdaq Fees	$25,000
Transfer Agent, Printing and Mailing	$5,000
Other	$20,000
Total**	$350,000

*	Initial compliance with Section 404 of the Sarbanes-Oxley is estimated to cost $250,000.

**
Special savings in year one following the Transaction will be approximately $450,000, as a result of the increased compliance costs for year-one compliance with Section 404 of the Sarbanes Oxley-Act. This figure does not take into account any additional costs that may be necessary to remediate any deficiencies, if any, in Maxco’s internal controls.

Estimates of the annual savings expected to be realized if the Transaction is implemented are based upon in some instances, Maxco’s management's estimates, information provided by others, or upon verifiable assumptions. For example, its auditors have informed Maxco informally, there will not be a need for incurring auditing fees relating to filing reports with the SEC or for the auditor to attest to internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, there will be more limited needs for legal counsel for SEC matters and for a financial printer if Maxco no longer files reports with the SEC.

Other estimates were more subjective, such as: possible savings in transfer agent's fees, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Maxco’s private status; the need for fewer directors' and committee meetings; and the consequent reduction in associated expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings, and the elimination of charges by brokers and banks to forward materials to beneficial holders).

The estimates set forth above are just that - estimates, and the actual savings to be realized may be higher or lower than estimated above. In addition, Maxco expects the various costs associated with remaining an SEC reporting company will continue to increase as a result of enactment of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to that legislation. Based on Maxco’s size and resources, the board does not believe the costs associated with remaining an SEC reporting company are justified. In light of these disproportionate costs, the board believes that it is in the best interests of Maxco and all of its stockholders to eliminate the administrative burden and costs associated with these small record accounts.

Comparing the Benefits of Termination versus Remaining an SEC Reporting Company

The board believes that Maxco will not benefit significantly from remaining an SEC reporting company. Even as an SEC reporting company that is listed on the Nasdaq SmallCap Market, there is a very limited trading market for our common shares, especially for sales of larger blocks of our common shares, and stockholders derive little benefit from Maxco’s status as an SEC reporting company that is listed on the Nasdaq SmallCap Market. During the 12-month period prior to announcement of the proposed Transaction, from November 11, 2004 to November 10, 2005, the average daily trading volume on the Nasdaq SmallCap Market of Maxco’s common stock was approximately 1300 shares (rounded to the nearest 100 shares). Our small public float and limited trading volume have limited the ability of our common stockholders to sell their shares without also reducing our trading price.

Further, the board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using Maxco’s common stock as the consideration for any acquisition, and Maxco is therefore unlikely to have the opportunity to take advantage of its current status as an SEC for these purposes. If for any reason the board of directors decides in the future to access the public capital markets, Maxco could do so by filing a registration statement for such securities.

Other Benefits

The cost of administering each stockholder's account and the amount of time spent by Maxco’s management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the burden to Maxco maintaining many small accounts is disproportionately high when compared to the number of shares involved. Unlike many larger SEC reporting companies, Maxco does not have employees assigned to managing investor relations. Instead, Maxco’s executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Maxco. Therefore, Maxco’s management believes that it would be beneficial to Maxco and its stockholders as a whole to eliminate the administrative burden and cost associated with the approximately 460 record stockholders accounts containing fewer than 1,000 shares of common stock.

In certain respects, moreover, registration under the Exchange Act has resulted in Maxco being at a competitive disadvantage with respect to its privately-held competitors. In the board's view, some of Maxco’s competitors have a cost advantage in that they do not have the operating expenses associated with being an SEC reporting company. Further, Maxco’s competitors can use publicly disclosed information that Maxco files under the Exchange Act to the detriment of Maxco. Publicly available information on Maxco can be readily analyzed by privately-held competitors rendering Maxco at a competitive disadvantage in the marketplace. Conversely, Maxco does not have access to similar information with respect to non-SEC reporting competitors nor can it protect information about its business if it is mandated by federal securities laws to publish such information on an annual or quarterly basis.

Timing of the Transaction

The new legal requirements imposed on public companies under Section 404 of the Sarbanes-Oxley Act, including requirements relating to our system of internal controls, add to the administrative burden and costs of being a public company. The expenses associated with implementing the additional processes and procedures necessary for compliance with Section 404 (which was originally to take effect for our next fiscal year end March 31, 2006, but was delayed by the SEC until our fiscal year end March 31, 2007) and the required attestation of those controls have been estimated in year one to cost an additional $250,000, and thereafter approximately an additional $150,000 over our historical costs incurred as a result of being a public company. Accordingly, the board believes that it is in the best interests of Maxco and its stockholders, including unaffiliated stockholders, to undertake the proposed transaction at this time so that the Company may change its status to a SEC non- reporting company, because the sooner the proposal can be implemented, the sooner Maxco will cease to incur the expenses and burdens of maintaining its status as an SEC reporting company, including the time of management involved in such tasks (which are only expected to increase in the near future as a result of having to make preparations to comply with the Sarbanes-Oxley Act of 2002) and the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments.

ALTERNATIVES CONSIDERED

The board considered several other alternatives to accomplish the reduction in the number of record common stockholders to fewer than 300, but ultimately rejected these alternatives because the board believed that the proposed Transaction consisting of a reverse stock split followed immediately by a forward stock split structure would be the simplest and least costly method as compared to other alternatives, which would more than likely be more difficult to accomplish, may not accomplish the objective of SEC deregistration, and more than likely be more expensive to complete. The other alternatives considered were:

- CASH TENDER OFFER AT A SIMILAR PRICE PER SHARE. The board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of common shares to reduce the number of record common stock holders to fewer than 300 because many stockholders with a small number of common shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of our common stock tendered their shares, we would be required to purchase shares from all tendering stockholders, which would result in a substantially greater cash amount necessary to complete the Transaction. Regardless, a tender offer would provide no guarantee that the number of record holders of common stock would ultimately be reduced to fewer than 300. In comparison, the Transaction, if successfully completed, is likely to allow Maxco to accomplish its SEC deregistration objectives.

- CASH-OUT MERGER. A cash-out merger would more than likely involve affiliated shareholders, or new shareholders as a result of the merger, receiving more consideration than unaffiliated shareholders would in the proposed Transaction (such as employment or option considerations), be more difficult to complete, and result in more legal costs than the proposed Transaction. The board considered and rejected this alternative because the proposed Transaction would be simpler, more cost-effective, and more than likely more fair to all shareholders, whether affiliate or unaffiliated, than a cash-out merger.

- PURCHASE OF SHARES IN THE OPEN MARKET. The board rejected this alternative because it concluded it was unlikely that Maxco could acquire shares from a sufficient number of record holders of common stock to accomplish the board's objectives in large part because Maxco would not be able to dictate that open share purchases only be from record holders selling all of their common shares. Even if enough open market purchases resulted in lowering the number of record holders of common stock to less than 300, such purchases would likely be more costly than the proposed Transaction.

- REVERSE STOCK SPLIT WITHOUT A FORWARD STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record holders of common stock below the 300 threshold, assuming approval of the reverse stock split by Maxco’s stockholders. In a reverse stock split without a subsequent forward stock split, Maxco would acquire the interests of the cashed-out stockholders and the fractional share interests of those stockholders who own 1,000 shares or more whose holdings are not evenly divisible by 1,000 and are not cashed-out (as compared to the proposed Transaction in which only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed-out; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split). Thus, the board rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.

- SALE OF THE COMPANY. From time to time, the board has explored the possibility of a sale of Maxco. While certain efforts within the last three years led to discussions and preliminary proposals, no firm offers were received. See "Special Factors - Possible Corporate Transactions" beginning on page 52.

RECOMMENDATION OF THE SPECIAL COMMITTEE

The composition of the special committee consisted of three directors, Messrs. Ferguson, Layton and Mallory. Each of these directors has been deemed independent by the board of directors as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The special committee retained GBQ as its financial advisor.

In evaluating the proposed Transaction and the cash consideration, the special committee relied on its knowledge of the business, financial condition and prospects of Maxco as well as the advice of its financial advisor. In view of the wide variety of factors considered in connection with the evaluation of the Transaction and cash consideration, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered it reaching its determinations.

The discussion herein of the information and factors considered by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee. In determining that the special committee would recommend the Transaction and the cash consideration to the board of directors, the special committee considered the following substantive factors in the aggregate, which in the view of the special committee, supported such determination.

- CURRENT AND HISTORICAL PRICES OF MAXCO’S COMMON STOCK. The special committee considered both the historical market prices and recent trading activity and current market prices of Maxco’s common stock.

The special committee reviewed the high and low sales prices for the common stock from October 1, 2003 to September 30, 2005, which ranged from $1.99 to $5.58 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page 69 for more information about our stock prices. The sales price of Maxco’s common stock on October 31, 2005, the last day Maxco traded before we announced the Transaction, was $5.07 per share.

The special committee noted that, as a positive factor, the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares represents a premium of approximately 26.3% and 47.5% over the average closing sales price of Maxco’s common stock for the 30-day and one year periods, respectively, immediately prior to October 12, 2005. In addition to stockholders receiving a premium to the trading price of Maxco’s common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

- GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the Transaction, the special committee considered the valuation of Maxco and Maxco’s shares as of October 2005 on the basis of a going concern (what it is expected to earn in the future) as presented in the financial advisor's discounted cash flow model, without giving effect to any anticipated effects of the Transaction. In considering going concern value, the special committee considered the financial projections of management for fiscal years 2006 through 2010 which were provided to the financial advisor, GBQ’s present value of those financial projections, as well as GBQ’s present value of Maxco’s earnings beyond 5 years, the estimates of GBQ as to a reasonable rate of return that an investor could expect by investing in Maxco, the estimate of GBQ as to the cost of debt to Maxco, GBQ’s estimate of the average weighted cost of equity and debt to Maxco and GBQ’s estimate of the Company’s total adjusted value. The special committee also considered GBQ’s analysis of the appropriate multiples to apply to Maxco based upon the revenues and other characteristics of comparable SEC reporting metal treating companies as presented in GBQ’s guideline public company method analysis.

Also, the special committee did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Maxco, believing that consideration of such amount was inappropriate in the context of a Transaction that would not result in a change in control of Maxco. In considering the going concern value of Maxco' shares, the special committee adopted the analyses and conclusions of its financial advisor, which indicated a share price range of $2.70 - $5.60 and which are described below under "Special Factors - Opinion of the Financial Advisor" beginning on page 29, and the special committee believes that the going concern analysis supports its determination that the Transaction is fair to those stockholders receiving the cash consideration of $6.00 per share of common stock (a premium of approximately 18.3% over the Company’s October 12, 2005 stock trading price).

- NET BOOK VALUE. The special committee considered that as of June 30, 2005, the net book value per common share was $1.55, and the tangible net book value per common share (excluding intangibles) was $1.14. The special committee considered that as of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07. The special committee noted that book value per common share is an historical accounting value which may be more or less than the net market value of Maxco’s assets after payment of its liabilities, and a liquidation would not necessarily produce a higher book value per common share. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value." Accordingly, the special committee believes that because the proposed offer price of $6.00 per common share under the Reverse Split is more than the book value per common share and the historical trading prices of the Company’s common stock, the Transaction is fair to those stockholders receiving the cash consideration.

- LIQUIDATION VALUE. Although no valuation of total assets was undertaken, the special committee believes that a liquidation or other transaction designed to monetize Maxco’s assets would likely result in recovery of a price that is less than the cash price being offered. The special committee considered that the Company's non-operating assets totaling in the aggregate approximately $9.9 million, consisted primarily of investments in one publicly held company and several privately held entities, accounts receivable, furniture and fixtures, buildings, and land. Any liquidation would entail the marketing and sale of several disparate businesses with their attendant selling costs and tax liabilities. The special committee also noted the financial liabilities of the Company, including incentive compensation, interest bearing debt, and liabilities to preferred shareholders, totaled in the aggregate of approximately $22.7 million. The special committee also considered that any amounts received in a liquidation of the Company would be paid first to secured creditors, then to unsecured creditors, then to holders of preferred stock and then to holders of common stock. The special committee noted that (i) in light of the required order of the payment of proceeds in any liquidation, and (ii) that as of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07, the net market value of Maxco’s assets after payment of its liabilities in a liquidation would not necessarily produce a higher book value per common share, nor would it produce the proposed $6.00 per common share being offered in the Reverse Split.

- EARNINGS. The special committee reviewed historic earnings of Maxco for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the six months ended September 30, 2005 and for the six months ended September 30, 2004, Maxco reported net income of $393,000, and $254,000, respectively, and for the two fiscal years ended March 31, 2005 and March 31, 2004, Maxco’s reported net income (loss) of $134,000 and $(1,531,000), respectively. Accordingly, earnings per common share for the six months ended September 30, 2004 and September 30, 2005 were $.02 and $.05, and pro forma data suggests that had the Transaction occurred on April 1, 2004, earnings for the same quarter endings would be $.03 and $.07 per common share. The special committee believed that the cash consideration of $6.00 per common share being offered in the Reverse Split is fair to those stockholders receiving the cash consideration because it reflects a premium over earnings per share than presently exists. The special committee also believes that as result of the Transaction it is anticipated that there will be fewer common stockholders, and as such, those stockholders remaining should benefit from higher earnings per share in the future.

 - PRICES AT WHICH MAXCO HAS PURCHASED SHARES. This was not a factor since Maxco has not purchased any of its shares within the last three years.

- OPINION OF THE FINANCIAL ADVISOR. The special committee considered the opinion of GBQ rendered to the special committee dated October 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the Reverse Split, is fair, from a financial point of view. For more information about the opinion you should read the discussion below under "Special Factors - Opinion of the Financial Advisor" beginning on page 29 and a copy of the opinion of GBQ attached as Appendix B to this proxy statement. The Transaction price falls above the range of $2.70 to $5.60 per common share referenced in the financial advisor's opinion, and the special committee believes the opinion of the financial advisor supports its determination that the $6.00 per share to those being cashed out (an approximate 18.3% premium over the October 12, 2005 trading price) is fair to those stockholders.

- PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The special committee also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee dated October 17, 2005.

- LIMITED LIQUIDITY FOR MAXCO’S COMMON STOCK. The special committee recognized the very limited liquidity of Maxco’s common stock. The special committee considered the effects of this factor on both the stockholders who own less than 1,000 shares of common stock and who will receive the cash consideration and those common stockholders who will remain after the Transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the special committee recognized that this Transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the common stockholders who will remain after the Transaction, the special committee noted that the effect of this Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the common shares will likely be quoted on the "pink sheets."

- INTERESTS OF THE AFFILIATED AND UNAFFILATED STOCKHOLDERS THAT REMAIN. The special committee considered that both affiliated and unaffiliated stockholders, including common and preferred shareholders, remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by Maxco to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

- INTERESTS OF THE AFFILIATED AND UNAFFILIATED STOCKHOLDERS WHO ARE CASHED OUT. The special committee considered the fairness of the Transaction to both the affiliated and unaffiliated common stockholders who will be cashed out as a result of the Transaction. The special committee noted that any cash out of either of such class of shareholders does not depend on whether they are affiliated or unaffiliated, it depends on the number of common shares held by such shareholder on the record date. The special committee also considered that the cash payment of $6.00 per share payable to such common stockholders, in lieu of fractional shares, on any shares redeemed in the Reverse Split represents a premium to the historical trading prices of Maxco’s common stock were ranged from $1.99 to $5.58 per share over the two-year period ended September 30, 2005, a premium to the $5.07 trading price as of October 31, 2005, a premium over the $1.07 tangible net book value of common shares as of September 30, 2005, and a premium over the $.05 earnings per share as of September 30, 2005. The special committee also noted that such stockholders will likely achieve more for their shares as a result of the Reverse Split than they would by order of payment in liquidation, and that they would achieve liquidity without incurring brokerage costs. The special committee also noted that preferred shareholders, whether affiliated or unaffiliated, were not subject to any cash-out as a result of holding preferred shares.

- UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated common stockholders in the Transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated stockholder representative was not necessary to ensure the procedural and substantive fairness of the Transaction because it believed there was sufficient representation in the decision-making at the board and special committee levels to protect the interests of unaffiliated stockholders. The board also noted that the proposed Transaction would increase ownership in Maxco by the officers and directors as a group less than one percent. In addition, the board believed that the expense of separate representatives and advisors would have been cost prohibitive.

With respect to unaffiliated stockholders’ access to Maxco’s corporate files, the special committee determined that this proxy statement, together with Maxco’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Transaction.

- APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED - PROCEDURAL FAIRNESS. The Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. However, the special committee believes that sufficient procedural safeguards are present to ensure the fairness of the Transaction to all shareholders, whether affiliated or unaffiliated. Among the reasons supporting procedural fairness are that: (i) as of December 31, 2005, affiliated stockholders beneficially own the right to vote approximately 41.8% of the outstanding voting shares (which includes common, series three preferred and series six preferred) of Maxco, which will necessitate the approval by holders of another approximately 8.2% of all outstanding shares of voting stock held by persons other than affiliated shareholders, (ii) the Transaction will not result in any change in control of Maxco, and (iii) no affiliated shareholder will receive any consideration in connection with the Transaction that is different from any unaffiliated shareholder.

Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the Transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Maxco’s stock is not required, the special committee also believes that the Transaction is procedurally fair because, among other things:

- the Transaction is being effected in accordance with the applicable requirements of Michigan law which do not require the affirmative vote of a majority of the unaffiliated shareholders;

- the Transaction is being submitted to a vote of Maxco’s stockholders entitled to vote and is subject to approval of a majority of the voting shares outstanding of common and series three and series six preferred stock, including affiliated and unaffiliated shareholders;

- stockholders can increase, divide or otherwise adjust their existing holdings of common stock, prior to the effective date of the Transaction, so as either to retain some or all of such shares or to be cashed-out with respect to some or all of such shares; and

- stockholders who are cashed-out would likely have the option to repurchase shares of Maxco common stock through a “pink-sheet” listing with the cash obtained in the Transaction.

Based on the foregoing factors and analyses, the special committee believes that the Transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Transaction, and believes the proposed cash amount to be fair consideration for those stockholders holding less than 1,000 common shares. The Transaction was unanimously approved by the special committee, all members of the special committee being non-employees of Maxco.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE TRANSACTION

The board unanimously determined that the Transaction, taken as a whole, is fair to, and in the best interest of Maxco and its stockholders, including unaffiliated stockholders, as discussed below, regardless of whether a stockholder receives cash in lieu of fractional shares, or remains a holder of Maxco’s common stock. The board also believes that the process for approving the Transaction is procedurally fair. The board recommends that stockholders vote for approval and adoption of the Transaction.

The board has retained for itself the absolute authority to reject (and not implement) the Transaction (even after approval of the Transaction) if it determines subsequently that the Transaction is not then in the best interests of Maxco and its stockholders. If for any reason the Transaction is not approved, or, if approved, is not implemented, the common and series three preferred stock will not be deregistered until such time as Maxco is otherwise eligible to do so.

As discussed above, the board considered alternatives to the Transaction, but ultimately approved the Transaction structure. Please see "Special Factors-Alternatives Considered" beginning on page 16.

In considering whether the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares in connection with the Transaction is substantively fair from a financial point of view to our stockholders, the board considered, among other things, the financial analysis and opinion of GBQ that was rendered to the special committee and adopted the analyses and conclusions of GBQ. The board also considered the recommendation of the special committee.

The board also considered a number of factors in determining whether it was in the best interests of, and fair to, Maxco’s and its stockholders to undertake a transaction to reduce the number of its common stockholders to fewer than 300 record holders in order to terminate the registration of its common stock under the Exchange Act. The discussion herein of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by the board. The board did not assign any specific weight to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:

- CURRENT AND HISTORICAL PRICES OF MAXCO’S COMMON STOCK. The board considered both the historical market prices and recent trading activity and current market prices of Maxco’s common stock.

The board reviewed the high and low sales prices for the common stock from October 1, 2003, to September 30, 2005, which ranged from $1.99 to $5.58 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page 69 for more information about our stock prices. The last sales price of Maxco’s common stock on October 31, 2005, the last day Maxco stock traded before we announced the Transaction, was $5.07 per share.

The board noted that, as a positive factor, the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares represents a premium of approximately 26.3% and 47.5% over the average closing sales price of Maxco’s common stock for the 30-day and one year periods, respectively, immediately prior to October 12, 2005. In addition to stockholders receiving a premium to the trading price of Maxco’s common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

- GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the Transaction, the board considered the valuation of Maxco’s and Maxco’s shares as of October 2005 on the basis of a going concern (what it is expected to earn in the future) as presented in the financial advisor's discounted cash flow model, without giving effect to any anticipated effects of the Transaction. In considering going concern value, the board considered the financial projections of management for fiscal years 2006 through 2010 which were provided to the financial advisor, GBQ’s present value of those financial projections, as well as GBQ’s present value of Maxco’s earnings beyond 5 years, the estimates of GBQ as to a reasonable rate of return that an investor could expect by investing in Maxco, the estimate of GBQ as to the cost of debt to Maxco, GBQ’s estimate of the average weighted cost of equity and debt to Maxco and GBQ’s estimate of the Company’s total adjusted value. The board also considered GBQ’s analysis of the appropriate multiples to apply to Maxco based upon the revenues and other characteristics of comparable SEC reporting companies as presented in GBQ’s guidline public company method analysis.

Also, the board did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Maxco, believing that consideration of such amount was inappropriate in the context of a Transaction that would not result in a change in control of Maxco. In considering the going concern value of Maxco’s shares, the board adopted the analyses and conclusions of the special committee's financial advisor, which indicated a share price range of $2.70 - $5.60 and which are described below under "Special Factors - Opinion of the Financial Advisor" beginning on page 29. Accordingly, the board believes that the going concern analysis supports its determination that the Transaction is fair to those stockholders receiving the $6.00 per share of common stock (a premium of 18.3% over the Company’s October 12, 2005 trading price).

- NET BOOK VALUE. The board considered that as of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07. The board noted that book value per common share is an historical accounting value which may be more or less than the net market value of Maxco’s assets after payment of its liabilities, and a liquidation would not necessarily produce a higher book value per common share. Accordingly, the board believes that because the proposed offer price of $6.00 per common share under the Reverse Split is more than the book value per common share and the historical trading price per share, the Transaction is fair to those stockholders receiving the cash consideration. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value."

- LIQUIDATION VALUE. Although no valuation of total assets was undertaken, the board believes that a liquidation or other transaction designed to monetize Maxco’s assets would likely result in recovery of a price that is less than the cash price being offered. The board considered that the Company's non-operating assets totaling in the aggregrate of approximately $9.9 million consisted primarily of investments in one publicly held company and several privately held entities, accounts receivable, furniture and fixtures, buildings, and land. Any liquidation would entail the marketing and sale of several disparate businesses with their attendant selling costs and tax liabilities. The board also noted that financial liabilities of the Company, including incentive compensation, interest bearing debt, and liabilities to preferred shareholders totaled in the aggregate approximately $22.7 million. The board also considered that any amounts received in a liquidation of the Company would be paid first to secured creditors, then to unsecured creditors, then to holders of preferred stock and then to holders of common stock. The board noted that: (i) in light of the required order of the payment of proceeds in any liquidation, and (ii) that as of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07, the net market value of Maxco’s assets after payment of its liabilities in a liquidation would not necessarily produce a higher book value per common share, nor would it produce the proposed $6.00 per common share being offered in the Reverse Split.

- EARNINGS. The board reviewed historic earnings of Maxco’s for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the six months ended September 30, 2005, Maxco reported net income of $393,000, and for the two fiscal years ended March 31, 2005 and March 31, 2004, Maxco’s reported net income (loss) of $134,000 and $(1,531,000), respectively. Accordingly, earnings per common share for the six months ended September 30, 2004 and September 30, 2005 were $.02 and $.05, and pro forma data suggests that had the Transaction occurred on April 1, 2004, earnings for the same quarter endings would be $.03 and $.07 per common share. The board believes that the cash consideration of $6.00 per common share being offered in the Reverse Split is fair to those stockholders receiving the cash consideration because it reflects a premium over earnings per share than presently exists. The board also believes that as result of the Transaction it is anticipated that there will be fewer common stockholders, and as such, those stockholders remaining should benefit from higher earnings per share in the future.

- PRICES AT WHICH MAXCO HAS PURCHASED SHARES. This was not a factor since Maxco has not purchased any of its shares within the last three years.

- OPINION OF THE FINANCIAL ADVISOR. The board considered the opinion of GBQ rendered to the special committee dated October 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the Reverse Split, is fair, from a financial point of view, to Maxco’s stockholders. For more information about the opinion you should read the discussion below under "Special Factors - Opinion of the Financial Advisor" beginning on page 29 and a copy of the opinion of GBQ attached as Appendix B to this proxy statement. The Transaction price falls above the range of $2.70 to $5.60 per common share referenced in the financial advisor's analysis. Accordingly, the board believes the analysis of the financial advisor to the special committee supports its determination that the Transaction price those being cashed out (at an approximate 18.3% premium over the October 12, 2005 trading price) is fair those stockholders.

- PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The board also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee dated October 17, 2005.

- LIMITED LIQUIDITY FOR MAXCO’S COMMON STOCK. The board recognized the very limited liquidity of Maxco’s common stock. The board considered the effects of this factor on both the stockholders who own less than 1,000 shares of common stock and who will receive the cash consideration and those stockholders who will remain after the Transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the board recognized that this Transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the common stockholders who will remain after the Transaction, the board noted that the effect of this Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the common shares will likely be quoted on the "pink sheets."

- INTERESTS OF THE AFFILIATED AND UNAFFILATED STOCKHOLDERS THAT REMAIN. The board considered that both affiliated and unaffiliated stockholders, including common and preferred shareholders, remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by Maxco to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

- INTERESTS OF THE AFFILIATED AND UNAFFILIATED STOCKHOLDERS WHO ARE CASHED OUT. The board also considered the fairness of the Transaction to both the affiliated and unaffiliated common stockholders who will be cashed out as a result of the Transaction. The board noted that any cash out of any such class of shareholders does not depend on whether they are affiliated or unaffiliated, it depends on the number of common shares held by such shareholder on the record date. The board also considered that the cash payment of $6.00 per share payable to such common stockholders, in lieu of fractional shares, on any shares redeemed in the Reverse Split represents a premium to the historical trading prices of Maxco’s common stock which ranged from $1.99 to $5.58 per share over the two year period ending September 30, 2005, a premium to the $5.07 trading price as of October 31, 2005, a premium over the $1.07 tangible net book value of common shares as of September 30, 2005, and a premium over the $.05 earnings per share as of September 30, 2005. The board also noted that such stockholders will likely achieve more for their shares in the Reverse Split than they would by order of payment in liquidation, and that they would achieve liquidity without incurring brokerage costs. The board also noted that preferred shareholders, whether affiliated or unaffiliated, were not subject to any cash-out as a result of holding preferred shares.

- UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated common stockholders in the Transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated stockholder representative was not necessary to ensure the procedural and substantive fairness of the Transaction because it believed there was sufficient representation in the decision-making at the board and special committee levels to protect the interests of unaffiliated stockholders. The board also noted that the proposed Transaction would increase ownership in Maxco’s by the officers and directors as a group of less than one percent. In addition, the board believed that the expense of separate representatives and advisors would have been cost prohibitive.

With respect to unaffiliated stockholders' access to Maxco’s corporate files, the board determined that this proxy statement, together with Maxco’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Transaction.

- APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED
- PROCEDURAL FAIRNESS. The Transaction is not structured so that approval of at least a majority of unaffiliated common stockholders is required. However, the board believes that sufficient procedural safeguards are present to ensure fairness of the Transaction to all shareholders, whether affiliated or unaffiliated. Among the reasons supporting procedural fairness are that: (i) as of December 31, 2005, affiliated stockholders beneficially own the right to vote approximately 41.8% of the outstanding voting shares (which includes common, series three preferred and series six preferred) of Maxco, which will necessitate the approval by holders of another approximately 8.2% of all outstanding shares of voting stock held by persons other than affiliated shareholders (ii) the Transaction will not result in any change in control of Maxco, and (iii) no affiliated shareholder will receive any consideration in connection with the Transaction that is different from any unaffiliated shareholder.

Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated common stockholders in the Transaction to negotiate the terms or prepare a report on behalf of such unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Maxco’s common stock is not required, the board also believes that the Transaction is procedurally fair because, among other things:

- the Transaction is being effected in accordance with the applicable requirements of Michigan law which do not require the affirmative vote of the majority of unaffiliated shareholders;

- the Transaction is being submitted to a vote of Maxco’s stockholders entitled to vote and is subject to approval of a majority of the voting shares outstanding of common and series three and series six preferred stock, including affiliated and unaffiliated shareholders;

- stockholders can increase, divide or otherwise adjust their existing holdings of common stock, prior to the effective date of the Transaction, so as either to retain some or all of such shares or to be cashed-out with respect to some or all of such shares; and

- stockholders who are cashed-out would likely have the option to repurchase shares of Maxco’s common through a “pink-sheet” listing with the cash obtained in the Transaction.

At the board's meeting on November 8, 2005, Dr. Mallory, chairman of the special committee, reviewed the GBQ fairness opinion with the board and presented a summary of the principal financial analyses supporting their financial opinion. The board had an opportunity to ask questions and discuss each of the analyses individually. Although it is difficult to determine what the board as a whole or any individual board member concluded from any one particular analysis, certain issues were discussed at length. Additionally, in determining the $6.00 per share price to be paid in the Transaction, the board considered the premium it represented over the market price prior to the announcement of the Transaction. While Maxco’s common stock traded at lower levels in recent months, the board believes that the consideration being offered takes into account the risk borne by stockholders for potentially large upward and downward percentage movements in Maxco’s common stock on a low volume of trading. After careful consideration of these factors, the board concluded that $6.00 per share was not only a fair price to stockholders being cashed-out, but also to stockholders remaining after the Transaction.

The board also considered that, in addition to the deregistration of Maxco’s common stock under the Exchange Act as a result of the Transaction, the common stock would cease to be quoted on the Nasdaq SmallCap Market. The board determined, however, that the current limited market for Maxco’s common stock provides little benefit to Maxco’s stockholders.

Based on the foregoing factors and analysis, the board believes that the Transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Transaction. Three of Maxco’s five directors are not employees of the Company. The Transaction was approved by the board, including all non-employee directors.

OPINION OF THE FINANCIAL ADVISOR

The special committee of the board of directors retained GBQ Consulting, LLC (“GBQ”) to act as financial advisor in connection with the proposed transaction. On October 17, 2005, GBQ delivered to the special committee its written opinion, that as of October 17, 2005, the cash consideration of $6.00 per share was fair, from a financial point of view, to those common stockholders receiving the cash consideration. The full text of the GBQ opinion is attached to this proxy statement as Appendix B.

GBQ is an affiliate of GBQ Partners LLC, the largest independently owned accounting firm in Columbus, Ohio. In addition to valuation services, GBQ performs litigation support and transaction advisory services for a wide variety of businesses.

The special committee of Maxco considered proposals from two different prospective financial advisors, one of which was GBQ. GBQ was ultimately selected by the special committee on the basis of its experience and credentials in the valuation area, as well as its engagement terms.

GBQ has had no past relationships with Maxco or any of its affiliates. GBQ received compensation of $31,700 from the Company to render its opinion, and the Company has also agreed to indemnify GBQ against certain liabilities, including liabilities arising under the federal securities laws.

While GBQ rendered its opinion and provided certain financial analyses to the special committee, the opinion was only one of many factors taken into consideration by the special committee in making its recommendation to the board of directors. GBQ did not recommend to the special committee the amount of consideration that should be paid in the proposed reverse stock split transaction or other terms thereof. The board of directors determined the amount of consideration to be paid in connection with the reverse stock split on the recommendation of the special committee. The decision to recommend and pursue the proposed transaction and reverse stock split was solely that of the special committee and the board of directors.

In connection with the opinion, GBQ conducted such inquiries, studies, and analyses (which are more fully described below) as it deemed appropriate under the circumstances. Among other things, GBQ:

▪ held discussions with various members of senior management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company;

▪ reviewed financial projections from management of the Company for the fiscal years ending March 31, 2006 through 2010;

▪ conducted on-site visits to the Company’s headquarters and operating facilities in Lansing, Michigan;

▪ reviewed the Company’s audited financial statements for the fiscal years ended March 31, 2001 through March 31, 2005;

▪ reviewed the Company’s unaudited financial statements for the interim quarters ended June 30, 2004 and June 30, 2005;

▪ reviewed the Company’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended March 31, 2005, and the quarterly report on Form 10-Q for the quarter ended June 30, 2005;

▪ reviewed a draft of the proposed proxy statement to be filed pursuant to Section 14(a) of the Exchange Act;

▪ reviewed the historical market prices and trading volume of the Company’s common stock since October 1, 2002;

▪ reviewed a recent shareholder profile of the Company and the number of shareholders;

▪ reviewed certain publicly available news articles and press releases relating to the Company; and

▪ reviewed publicly available information, data, and financial data, including Mergerstat Review 2005, and such information and data of certain publicly traded companies it deemed comparable in certain respects to the Company.

In performing its analyses, which are more fully described below, GBQ assumed and relied upon the accuracy and completeness, without independent verification:

▪ that the assets, liabilities, and financial condition of the Company as of its October 17, 2005 opinion to the special committee had not materially changed since June 30, 2005, the date of the most recent financial statements of the Company. The assumptions as to assets, liabilities and financial condition were based on the annual reports of the Company for the five fiscal years ended March 31, 2001 through 2005, and the quarterly report of the company for the quarter ended June 30, 2005;

▪ that the various projections of results of operations prepared by management of Maxco, which are more fully described below, were based upon the best currently available estimate of the future financial results and condition of the Company; and

▪ of publicly available information about the Company and comparative companies.

The full text of the GBQ opinion (Appendix B) sets forth certain assumptions, and certain qualifications, made by GBQ, to render the opinion as to the fairness, that from a financial point of view, the cash consideration of $6.00 per common share to those stockholders receiving the cash consideration was fair. The opinion of GBQ was accompanied by, and the summary below is qualified by reference to, the complete written presentation of GBQ dated October 17, 2005, a copy of which has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the transaction. The presentation materials and opinion delivered to the special committee by GBQ, dated October 17, 2005, will be made available for inspection and copying at the principal offices of the Company during its regular business hours by any interested stockholder of the Company, or representative of any stockholder of the Company who has been designated in writing, or copies will be transmitted by the Company to such stockholder, upon written request to the Company and at such stockholders expense. The GBQ opinion is only one factor to consider, and the GBQ opinion does not constitute a recommendation as to how any shareholder should vote on the transaction. The Company, board of directors and special committee urge shareholders to read the opinion and presentation materials carefully and in their entirety.

The following is a summary of the material financial and comparative analyses performed by GBQ that were presented to the special committee on October 17, 2005 in connection with the delivery of its opinion. The order of analyses described, and the results of those analyses, do not necessarily represent the relative importance or weight given to those analyses by GBQ. In preparing its opinion, GBQ performed a variety of analyses, which are described below. As such, consideration of only a portion of the analyses could create an incomplete or misleading view of the processes underlying GBQ’s opinion.

The analyses performed by GBQ are not necessarily indicative of actual values or actual future results, which may be more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of GBQ’s analysis of the fairness, from a financial point of view, of the cash consideration of $6.00 per share to those stockholders receiving the cash consideration, and were delivered to the special committee in connection with the delivery of GBQ’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which Maxco might actually be sold.

The following paragraphs summarize the quantitative analyses performed by GBQ, including explanation of assumptions made by GBQ, and projections of results of operations prepared by management of the Company utilized by GBQ, as applicable, in arriving at the opinion delivered to the special committee.

In assessing the fairness of the transaction, GBQ analyzed (i) the value of Maxco’s common stock, and (ii) premiums paid in certain going private transactions and control acquisitions.

GBQ’S VALUATION OF THE COMPANY

In conducting its valuation analyses, GBQ considered the Income Approach (Discounted Cash Flow Method) and Market Approach (Guideline Public Company Method) valuation techniques.

► Discounted Cash Flow Method - Income Approach

Financial Projections

In conducting its discounted cash flow analysis, GBQ used five-year projections prepared by management and incorporated material assumptions, based on data provided by management, as to non-operating assets, and other liabilities and assets of the Company, all of which are more fully described below. GBQ’s purpose in this analysis was to calculate an estimated present value of the common stock of Maxco. The projections prepared by management of Maxco without consideration for the proposed reverse stock split. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

As a matter of course, the Company does not normally publicly disclose forward-looking financial projections. Nevertheless, in connection with its review, GBQ considered financial projections of Company management. These financial projections were prepared by management of the Company based upon assumptions regarding the Company’s future performance, based upon market conditions as they existed in October 2005. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our independent certified public accountants have not examined nor compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections, and accordingly, assume no responsibility for them. The financial projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the information and they should be read with caution.

The five-year projections prepared by management and provided to GBQ included:

▪ Revenue was projected by management to be approximately $47.40 million, $50.48 million, $55.56 million, $59.51 million, and 63.19 million for fiscal years ending March 31, 2006 through March 31, 2010, respectively. The corresponding projected revenue growth rates were 4.5%, 6.5%, 10.1%, 7.1%, and 6.2%, respectively. These projections were based upon management’s view of marginal increases in 2006 and 2007 followed by higher growth in 2008 and 2009 due to the addition of a major contract from a large auto manufacturer.

▪ Gross margins were projected by management to remain constant, consistent with results from fiscal years 2004 and 2005, at approximately 35.3%, from fiscal year March 31, 2006 through March 31, 2010.

▪ Operating expenses were projected by management to total $9.2 million in fiscal year 2006 (or approximately 19.4% of total revenue) before increasing to 20% of total revenue in 2007. Following 2007, operating expenses were projected by management to decrease to approximately 19% of total revenue by 2009.

▪ Corporate overhead expenses were projected by management to total approximately $2.0 million in 2006, and grow at rate of approximately 3% annually thereafter.

▪ Net capital expenditures were projected by management to increase in the immediate future as a result of the new contract. Specifically, management expects the Company to spend an additional $800,000 per year over the next three years in order to meet the requirements of the contract (reflecting net capital expenditures in fiscal years 2006 through 2008 to range from approximately $2.3 million to $2.440 million). The Company expects that future depreciation will be a function of capital expenditures.

▪ Management also projected that the Company’s required level of working capital is projected to equal approximately 7.2% of sales throughout the five years 2006 through 2010, which projections are consistent with the Company’s level of working capital in 2005.

▪ Management projected that the distributable cash flow of the Company remaining after giving effect to cost of sales, operating and corporate overhead expenses, depreciation and amortization, income taxes, and capital expenditures were $1.004 million, $1.925 million, $2.190 million, $3.363 million, and $3.405 million, respectively, for fiscal years ending March 31, 2006 through March 31, 2010.

Discounted Cash Flow Analysis

The Discounted Cash Flow Method is a method used to estimate what a company is worth today, based on what it will earn in the future. The estimations of what the company will earn in the future are then discounted, or reduced, to adjust for the fact that there is a risk to the investor with the investment, and the fact that the investment could be made in other vehicles that could have little or no risk. In utilizing the Discounted Cash Flow Method a number of assumptions are made which are important to understand to be knowledgeable on the conclusion made as to estimated value.

After calculation of what is estimated as the future distributable cash flow of the Company, this cash flow is then adjusted to present value via Maxco’s weighted average cost of capital (“WACC”).

There were several steps taken by GBQ to determine the estimated current value of the Company’s common stock. The steps included estimating the average cost to the Company of financing its assets through equity and through debt weighted by the appropriate use of these financing sources, to arrive at an appropriate discount rate. To estimate the Company’s discount rate or WACC, GBQ analyzed the Company’s: (i) cost of equity; (ii) cost of debt, and (iii) ideal capital structure (i.e., how much of the Company is comprised of equity and how much is comprised of debt). After completing these steps and determining the discount factor, the Company’s projected cash flows for fiscal years 2006 though 2010, and thereafter, were discounted to present value.

The steps taken by GBQ in calculating the Company’s WACC include:

Step No. 1 - Cost of Equity

GBQ utilized the Capital Asset Pricing Model in determining a reasonable rate of return for investing in the Company common stock (i.e., the Company’s cost of equity):

● GBQ determined that the rate of return that could be expected in a typical risk free investment was 4.65%. This rate of return was based upon the yield of a 20 year Treasury Bond;

● Next, GBQ added a premium based upon the fact that a shareholder in the Company was participating in an equity investment (which has inherently more risk than investing in a 20 year Treasury Bond). GBQ determined that a beta adjusted market premium of 5.40% should be added to the expected risk free investment rate of 4.65%. To arrive at the 5.40% premium, GBQ first concluded that 6.0% was a typical market premium for investing in an equity investment. GBQ analyzed six companies deemed comparable in certain respects to Maxco to determine how much the 6.0% market premium should be adjusted for the Company’s industry (i.e., a beta adjusted equity risk premium). For a more complete discussion of the guideline companies analyzed by GBQ, please see the discussion below which describes the Market Approach utilized by GBQ. Of the six companies, the median adjustment to an equity risk premium (or beta) was 0.89 and the average adjustment was 0.95. Thus, GBQ applied a beta of 0.90 to the market/equity risk premium of 6.00% in concluding a reasonable market/equity risk premium of 5.40% for Maxco;

● Next, GBQ added a size premium based upon the fact that a shareholder in the Company has a higher risk investing in smaller company stock such as Maxco, than it would have if investing in stocks of company’s on the S&P 500. GBQ analyzed historical rates of return of the smallest ten percent of stocks on the NYSE, AMEX and NASDAQ exchanges (i.e., stocks of companies with equity capitalizations below $262.7 million) and based upon that analysis, determined that 6.41% is a reasonable additional premium an investor could expect by investing in small company stock. Thus, GBQ determined that an additional 6.41% should be added to the risk free rate of return of 4.65% and the market/equity risk premium of 5.40%;

● Next, another adjustment factor to the reasonable rate of return was considered and added by GBQ based upon the specific risk of investing in the Company. This analysis involved GBQ analyzing Company specific factors, such as the depth of management, service-line diversification, geographic diversification, market/position share, financial structure, stability of earnings, and the risk associated with realizing the projected cash flows. GBQ determined that an additional 2% premium should be added to the 4.65% (risk free rate of return), 5.40% (beta adjusted equity risk premium), and the 6.41% (size premium).

After adding together the premiums it considered reasonable, GBQ estimated that a reasonable rate of return that an investor could be expect by its investment in the Company, or the Company’s cost of equity, was 18.46%.

Step No. 2 - Cost of Debt

GBQ determined (based on Baa rated bonds) that 6.19% was an appropriate long-term pre-tax interest rate for Maxco. However, because interest may be deducted, GBQ multiplied the 6.19% interest rate factor by a 40% tax rate, deriving an income tax deduction of 2.48%. By subtracting the 2.48% tax deduction from the 6.19% interest rate, GBQ determined that 3.71% was an appropriate cost of debt for the Company.

Step 3 - Capital Structure

GBQ analyzed the equity and debt structures of guideline companies to determine Maxco’s ideal capital structure. This analysis revealed that comparable companies’ equity averaged 77.2% of total invested capital (median of 76.4%). Based upon these findings, GBQ determined it was appropriate to estimate the Company’s capital structure at 75% equity and 25% debt.

Step 4 - WACC

GBQ next applied its findings of the cost of equity and cost of debt to the Company’s capital structure to determine the appropriate discount rate to be applied against projected distributable cash flow. GBQ multiplied its estimate of the percentage of Company financed equity (75%) by the cost of equity (18.46%) to arrive at a figure of 13.845%. Next, GBQ multiplied its estimate of the percentage of Company financed debt (25%) by its estimate of the cost of debt to the Company (3.71%) to arrive at a figure of .9275%. GBQ then added the weighted cost of equity to the weighted cost of debt, estimating that 14.77%, or rounded at 14.8%, was an appropriate WACC to use to discount Maxco’s distributable cash flow.

Estimating Present Value of Five Years of Projected Distributable Cash Flow

Next, GBQ next reviewed the distributable cash flow remaining for the Company, based on the Company’s projected earnings, for fiscal years ending March 31, 2006 through March 31, 2010. GBQ determined that the present value factors of the respective years at the 14.8% discount rate were: 0.9679, 0.8744, 0.7617, 0.6635, and 0.5780, respectively. To determine the current value of the portion of future earnings that the Company could distribute after each year, GBQ applied the present value factors for each of the years against the Company’s estimated distributable cash flows for those years of $1.004 million, $1.925 million, $2.190 million, $3.363 million, and $3.405 million, respectively. GBQ concluded that estimated present value of distributable cash flow of the Company is projected to be $972,000, $1.684 million, $1.668 million, $2.231 million and $1.968 million for fiscal years ending March 31, 2006 through March 31, 2010, or a present value of aggregate cash flows for the five years totaling $8.523 million.

Estimating Present Value of Cash Flow Beyond Year Five

  GBQ also estimated the present value of cash flow of the Company after fiscal year 2010. In determining this estimate, GBQ began this step by starting with the projected distributable cash flow of the Company in 2010, of $3.405 million. GBQ multiplied the $3.405 million by a 3.0% growth rate in arriving at the estimated distributable cash flow of $3.507 million in fiscal 2011 ($3.405 million times 1.03). GBQ then deducted long-term growth of 3.0% from the WACC of 14.8%, to arrive at a capitalization rate of 11.8%. GBQ divided the estimated distributable cash flow of $3.507 million by the capitalization rate of 11.8% and concluded an estimated future cash flow value of the Company beyond 2010 (or residual cash flow value) of $29.720 million. GBQ then multiplied the 2010 present value factor of 0.5780 against the estimated residual cash flow value of $29.720 million, and arrived at its estimate of the present value of residual cash flow of $17.177 million.

Estimating the Total Operating Value of the Company

Toward its determination of its estimate of the value of the Company common stock, GBQ added the present value of projected cash flows of $8.523 million to the present value of residual cash flow of $17.177 million, suggesting a total operating value of approximately $25.7 million.

Non-Operating Asset Adjustments

GBQ determined that the estimate of total operating value of $25.7 million should be adjusted to account for the Company’s non-operating assets.

GBQ assumed market values of the Company’s portfolio of non-operating assets and investments at an approximate aggregate value of $9.9 million, based upon the following:

▪ Ledges Commerce Park. Based on real estate appraisals as of October 2004 performed by The Oetzel Williams Group, GBQ valued the Company’s net investment in two buildings and land in Ledges Commerce Park at $3.0 million;

▪ Real Estate Partnerships. Based on management’s estimates of the net value of real property, including net of debt and reimbursable legal and internal costs incurred by the Company, GBQ valued the Company’s ownership in real estate partnership investments at $1.43 million;

▪ Integral Vision, Inc. Based on the trading price of Integral Vision, Inc. on October 17, 2005 at $1.51 per share, and the Company’s ownership of approximately 2,410,183 shares, GBQ valued the Company’s investment in Integral Vision, Inc. at approximately $3.639 million;

▪ Phoenix Financial Group. The value of the Company’s investment in Phoenix Financial Group (bondpage.com) was estimated by GBQ to be $630,000 based upon applying a 50% price to sales multiple to the company’s revenue base of $3.5 million and multiplying the result by Maxco’s 36% ownership. The price to sales multiple was determined by GBQ based upon GBQ’s analysis of 23 merger and acquisition transactions involving the sales of securities brokerage businesses;

▪ Robinson Oil. GBQ valued the Company’s investment in Robinson Oil to be approximately $385,000 based upon the Company’s representations that it anticipates future proceeds from this investment to approximate its investment of $385,000;

▪ Provant, Inc. GBQ valued the Company’s investment of approximately 2.84 million shares in Provant, Inc. to be approximately $284,000 based upon the Company’s estimate that the shares of Provant, Inc. are worth $0.10 per share;

▪ Cash surrender value of life insurance. The life insurance owned by the Company was valued at $430,916 based upon their present cash surrender value; and

▪ Notes receivable. The Company’s notes receivable were valued at $65,103 based upon their current balances.

By adding the estimated $9.9 million of non-operating assets to the total operating value, GBQ arrived at an estimated aggregate business enterprise value of the Company of $35.562 million.

Adjusting Business Enterprise Value for Financial Liabilities and Cash

From the estimated $35.562 million business enterprise value, GBQ found it appropriate to subtract certain financial liabilities (aggregate of approximately $22.702 million) and add the value of the estimated cash and cash equivalents of the Company (an aggregate of $1.640 million). The estimates of the Company’s financial liabilities, and cash and cash equivalents, were based upon the following assumptions:

▪ Incentive Compensation Liability. The Company has an agreement with the President of its wholly owned subsidiary, Atmosphere Annealing, Inc. to pay incentive based compensation on March 31, 2006 based upon an agreed upon formula involving Atmosphere Annealing, Inc.’s EBITDA level. GBQ valued this liability at approximately $1.3 million based upon the Company’s representations as to Atmosphere Annealing, Inc.’s current level of projected EBITDA for fiscal year 2006;

▪ Debt. GBQ valued the Company’s interest-bearing debt at approximately $16.3 million based upon the Company’s reported book value as of September 30, 2005;

▪ Cash and Cash Equivalents. GBQ valued the Company’s cash and cash equivalents at approximately $1.640 million based upon the Company’s reported book value as of September 30, 2005;

▪ Preferred Stock. The Company’s preferred stock totaling $5.1 million as of September 30, 2005 is comprised of multiple series, all of which are required to pay 10% cumulative dividends, and have face values ranging from $51.50 to $120 per share. GBQ valued the Company’s liability to preferred shareholders to be approximately $5.1 million as of September 30, 2005, based upon the terms of each of the series of preferred shares, and the stock’s current reported book value.

After making the above adjustments, GBQ estimated that the aggregate value of the common stock of the Company was $14.5 million.

Estimating the Per Share Value of Company Common Stock

By dividing the estimated aggregate value of Maxco’s common equity of $14.5 million by the approximate 3.447 million shares of outstanding, GBQ arrived at an indicated value of $4.21 per share for the Company’s common stock. The table below summarizes this calculation as follows:

Discounted cash flows (in 000’s)

Present Value of Cash Flows (years 2006 through 2010)	$8,523
Present Value of Residual Cash Flow	17,177

Total Operating Value	25,700
Add: Non-Operating Asset Value	9,862

Business Enterprise Value	35,562
Less: Incentive Compensation Liability	(1,300)
Less: Interest Bearing Debt	(16,286)
Less: Preferred Stock	(5,116)
Plus: Cash and Cash Equivalents	1,640

Value of Common Equity	14,500
Outstanding Shares as of September 30, 2005	3,447

Per Share	$4.21

Completing the Discounted Cash Flow Method

To complete its analysis of the discounted cash flow method, GBQ then found it appropriate to consider a range of additional discount rates it deemed appropriate, as well as to consider a range of long term growth rates. GBQ considered the price per share of the stock within the range of 1% above and below (from 13.8% to 15.8%) the estimated discount rate of 14.8%, and within the range of 1% above and below (from 2% to 4%) the 3% growth rate estimated for the Company, as follows:

Discounted Cash Flow Method - Sensitivity Analysis

	Terminal Growth Rate
WACC	2.0%	2.5%	3.0%	3.5%	4.0%
13.8%	$4.38	4.64	4.90	5.22	5.54
14.3%	4.06	4.29	4.55	4.82	5.11
14.8%	3.77	3.97	4.21	4.44	4.73
15.3%	3.51	3.68	3.89	4.12	4.35
15.8%	3.25	3.42	3.63	3.83	4.03

Based on the above analysis, GBQ concluded that the Discounted Cash Flow Method suggests a reasonable range of values from $3.25 to $5.54 per share for the Company’s common stock.

► Guideline Public Company Method - Market Approach

GBQ utilized the Guideline Public Company Method in its Market Approach analysis. The Guideline Public Company Method is a method used estimate the value of a company by comparing financial data from companies in the same or similar business. The method includes identifying comparable companies, analyzing financial data of the comparable companies, such as earnings, revenues, and other statistics, to determine applicable valuation ratios (or market multiples), applying those ratios to the corresponding data of the company being valued, and then making appropriate adjustments specific to the Company being valued.

In performing its Guideline Public Company Method of valuation, GBQ took the following steps to arrive an estimate of the value of Maxco’s common stock:

Step 1 - Identifying Comparable Companies

GBQ reviewed publicly available information and held discussions with management to identify comparable public companies to Maxco. GBQ assumed Maxco’s primary competitors are small, specialized, service providers and in-house divisions of automobile manufacturers. GBQ found no public companies directly comparable to Maxco in terms of size, products and markets served. However, using publicly available information, GBQ was able to identify six publicly traded companies operating primarily in the metal treatment industry, a characteristic comparable to Maxco. The comparative analysis to Maxco of these six companies was based on performance and characteristics as a whole group rather than on any individual company selected. The six guideline public companies reviewed by GBQ are as follows:

▪ Commercial Metals Company - Ticker - CMC on NYSE. This company and its subsidiaries manufacture, recycle, and market steel and metal products and related materials. The company markets and trades primary and secondary metals, steel, ores, concentrates, industrial minerals, ferroalloys, chemicals and other materials used in a variety of industries.

▪ Milaster Corporation - Ticker - MILAA on OTC. This company sells special metallurgical services to manufacturers in the Midwestern and New England regions of the United States. The company’s services include metallurgical engineering, heat treating, brazing and surface finishing.

▪ Novamerican Steel, Inc. - Ticker - TONS on NSDQ. This company processes and distributes carbon steel, stainless steel, and aluminum products. The company produces steel tubing and flat-rolled steel for clients such as car makers, auto parts makers, construction and agricultural equipment companies, and general steel fabricators.

▪ Olympic Steel, Inc. - Ticker - ZEUS on NSDQ. This company processes and distributes flat-rolled carbon, stainless steel, and tubular steel products. The company operates as an intermediary between steel producers and manufacturers that require processed steel for their operations, and purchases steel from producers and processes it according to customer specifications.

▪ Steel Technologies, Inc. - Ticker - STTX on NSDQ. This company processes flat-rolled steel to specified close tolerances for industrial customers requiring steel of precise thickness, width, temper, finish, and shape for their manufacturing purposes. The company purchases commercial-tolerance steel from primary producers and further processes it to customer specifications.

▪ Worthington Industries, Inc. - Ticker - WOR on NYSE. This company, through its subsidiaries, processes steel and fabricates metal, focusing on specialized products requiring exact specifications. The company’s products include flat-rolled steel, pressure cylinders, metal framing products and automotive body panels, and the company also provides technical services.

After identifying what GBQ found to be appropriate comparable companies, GBQ began analyzing their respective financial information.

Step 2 - Reviewing Financial Information/Market Multiples of Comparable Companies

In applying the Guideline Public Company Method, GBQ reviewed and considered various pricing relationships among the guideline companies based upon certain historical (last twelve months (“LTM”) and five year weighted average) and projected (2005 and 2006) results and enterprise value (market value of equity plus debt minus cash and equivalents, or “EV”) as of October 12, 2005. The specific valuation multiples calculated by GBQ included: (i) EV to LTM revenue, (ii) EV to 5-year weighted average revenue, (iii) EV to LTM earnings before interest, tax, depreciation and amortization (“EBITDA”), (iv) EV to 5-year weighted average EBITDA, (v) EV to year-1 projected revenues, and (vi) EV to year-2 projected revenues.

The resulting valuation ratios, or market multiples, exhibited by the comparable publicly traded companies fell among the following ranges:

	Low	Median	Mean	High
EV/LTM Revenue	23.8%	46.5%	46.5%	64.4%
EV/ 5 yr. wtd. avg. Revenue	39.9%	73.2%	68.4%	80.6%

EV/LTM EBITDA	2.1x	4.7x	4.7x	7.0x
EV/ 5 yr. wtd. avg. EBITDA	4.8x	7.6x	7.5x	11.4x

EV/yr -1. Proj. Revenues	24.6%	40.7%	44.6%	68.4%
EV/yr.-2 Proj. Revenues	25.2%	43.7%	45.8%	66.8%

After concluding its estimate of the market multiple ranges among the comparable companies, GBQ proceeded to select the appropriate multiples to apply to Maxco.

Step 3 - Determining Appropriate Market Multiples to Apply to Maxco

To determine appropriate market multiples to apply to Maxco, GBQ considered (i) any discernible trends in the pricing multiples of the guideline companies, and (ii) the Company’s risk and return characteristics relative to the guideline companies based on a comparative analysis.

The following table illustrates GBQ’s selected multiples and a range of indicated values for Maxco based on the Guideline Public Company Method:

In 000's	Maxco Results	Selected Multiple	Operating Value
LTM Revenue	$45,445	45% to 50%	$20,450 to $22,723
5 yr. wtd. avg
Revenue	40,630	70% to 75%	28,441 to 30,472

LTM EBITDA	5,144	4.5 to 5.00	23,148 to 25,720
5 yr. wtd. avg
EBITDA	3,553	7.25 to 7.75	25,758 to 27,535

Projected yr. 1
Revenue	47,400	45% to 50%	21,330 to 23,700
Projected yr. 2
Revenue	50,480	45% to 50%	22,716 to 25,240

Overall Range of Non-Adjusted Operating Value  - $20,450 to $30,472

By applying the above market multiples, GBQ estimated the Guideline Public Company Method suggests an operating value of Maxco within the range of $20.450 million to $30.472 million.

Step 4 -Calculating the Value of Maxco’s Equity

GBQ adjusted the estimated operating value of Maxco for non-operating assets, financial liabilities and cash in arriving at the Company’s indicated equity value. These adjustments featured the addition of (i) $9.862 million in non-operating assets, (ii) an incentive compensation liability of $1.3 million, (iii) interest bearing debt of $16.286 million, (iv) preferred stock liability of $5.116 million, and (iv) cash and cash equivalents of $1.640 million. After making these adjustments to the estimated total operating value, GBQ estimated an equity value range of $9.3 million to $19.3 million for the Company’s common stock via the Guideline Public Company Method.

Step 5 - Completing the Guideline Public Company Method

GBQ divided the equity value range of $9.3 million to $19.3 million by the outstanding common shares of 3.447 million to conclude a fair value range of $2.70 to $5.60 per share for Maxco.

►Conclusion of Value

GBQ considered both the “Income Approach” (Discounted Cash Flow Method) and the “Market Approach” (Guideline Pubic Company Method). As discussed in detail above, the discounted cash flow analysis resulted in a range of indicated values from $3.25 to $5.54 per share, and the guideline public company analysis suggested that the common stock value was $2.70 to $5.60 per share. Therefore, the combined results of both valuation methods suggested an overall range of $2.70 to $5.60 per share for Maxco’s common stock.

GBQ’S ANALYSIS OF PREMIUMS PAID

► Premiums Paid for Controlling Interests in Publicly Held Companies

In addition to performing valuation analyses, GBQ reviewed the Mergerstat Review 2005 annual studies of the premiums paid over market price of stock for controlling interests in certain merger and acquisition transactions covering the period of 1981 through 2004. Generally, these studies confirm that a premium is normally paid over the trading price of stock when controlling interests of stock are transferred in merger and acquisition transactions. According to those studies, GBQ determined that the median premium paid for controlling interests relative to non-controlling interests in public held companies was 31.8%, with the overall median premiums ranging from 23.4% (in 2004) to 43.5% (in 1982). GBQ also reviewed statistics of such premiums paid from 2000 to 2004 for public held companies of comparable size to Maxco, and engaged in the comparable industry to Maxco (manufacturing, primary metal processing, and fabricated metal products). These statistics showed that over the five year period of 2000 to 2004, controlling interests in companies of comparable size were paid median premiums ranging from 21.4% (in 2004) to 56.3% (in 2001), and controlling interests of companies in comparable industries were paid average premiums ranging from 2.8% (in 2000) to 181.1% (in 2001).

Although GBQ indicated that the transactions in these studies are not directly comparable to the proposed transaction (i.e., the proposed transaction is not a strategic acquisition involving a change of control), GBQ noted that the premiums paid in these transactions serve as reference points of premiums paid in major transactions involving publicly traded stock.  GBQ deemed its analysis of premiums paid over stock price in going-private transactions (discussed below) to be more directly applicable to the proposed transaction.

►Premiums Paid in Going-Private Transactions

GBQ reviewed the Mergerstat Review 2005 to track premiums paid in going-private transactions over the past 10 years. GBQ determined the premium paid over the common stock trading prices for one-day, five-day, and 30-days prior to the announcement date in 89 selected going-private transactions of companies (ranging in value from $0.71 million to $9.11 billion), that were announced between January 2004 and September 2005.

The observed median premiums paid over the stock price in the selected going-private transactions ranged from 16% to 18%. GBQ also observed that the 1-day, 5-day and 30-day median premiums paid over stock price for target companies with a market capitalization rate of below $70 million (such as Maxco) reflected the higher median premiums in the range of 17% to 22%, and the 1-day, 5-day and 30-day median premiums paid over stock price for target companies with a market capitalization rate of over $70 million reflected lower median premiums in the range of 14% to 18%.

COMPARISON OF GBQ’S VALUATION AND PREMIUMS PAID ANALYIS TO THE OFFER PRICE

GBQ’s Discounted Cash Flow Method analysis and Guideline Public Company Method analysis suggested that the value of the common stock of Maxco was in the range of $2.70 to $5.60 per share, as compared to the $6.00 offer price.

Additionally, while GBQ’s study of historical going-private transactions over the past 24 years revealed median premiums ranging from 17.2% to 52.2%, GBQ’s review of recent going-private transactions revealed median premiums ranging from 16% to 17.9%. GBQ noted that the offer price of $6.00 per share reflects a premium of 18.3% over Maxco’s October 12, 2005 stock price.

POSITION OF MESSRS. COON AND CROSS AS TO FAIRNESS

Under an interpretation of the Exchange Act rules governing “going private” transaactions, Messrs. Coon and Cross may be deemed to be affiliates of the Company that are engaged in a “going private” transaction, as a result of the proposed Transaction. Messrs. Coon and Cross are included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Mssers. Coon and Cross have interests in the Transaction different from, and in addition to, our other shareholders. These interests are described under “Special Factors - “Certain Effects of the Transaction” beginning on page 44, “Special Factors - Interests of Officers and Directors in the Transaction” found on page 49, and “Security Ownership of Certain Beneficial Owners and Management” found on page 76.

Neither Mr. Coon nor Mr. Cross undertook an independent formal evaluation of the fairness of the Transaction or independently engaged a financial advisor for such purposes. However, Mr. Coon participated in Board deliberations in which the Board considered factors in evaluating fairness, and both Mr. Coon and Mr. Cross discussed the cash consideration to be made part of the Reverse Split as part of discussions with other senior management of the Company. Each of Mr. Coon and Mr. Cross believe the Transaction is substantively and procedurally fair to the shareholders. Each has adopted the conclusions of our special committee and the board of directors based upon the factors considered by, and the reasonableness of the conclusions of, the special committee and board of directors, as well as each of their respective knowledge of us, as well as the finding of the board of directors and the special committee with respect to fairness of the Transaction to the shareholders. See “Special Factors - Recommendation of the Special Committee” on page 18 and “Special Factors - Recommendation of the Board; Fairness of the Transaction” on page 23. Each of Messrs. Coon and Cross does not believe his respective interests in Transaction influenced the recommendation of special committee or the decision of the board of directors with respect to the Transaction.

The foregoing discussion of the information and factors considered and given weight by each of Messrs. Coon and Cross in connection with the fairness of the Transaction is not intended to be exhaustive. However, neither Messrs. Coon nor Cross found it practical to, and did not quantify, or otherwise attach weights to the factors considered in reaching his respective individual position as to the fairness of the Transaction. Each of Messrs. Coon and Cross believe that these factors provided a reasonable basis for his belief that the Transaction is fair to our shareholders. This belief should not, however, be construed in any way as any recommendation from each of Messrs. Coon and Cross, individually, or jointly, to any such shareholder as to whether such shareholder should vote in favor of the Transaction.

CERTAIN EFFECTS OF THE TRANSACTION

The Transaction will have various effects on Maxco, the affiliated stockholders and the unaffiliated stockholders, which are described in the applicable sections below:

Effects on Maxco

If approved at the Special Meeting, the Transaction will have various effects on Maxco, as described below:

- REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING COMMON SHARES. Maxco believes that the Transaction will reduce the number of record stockholders of common stock from approximately 530 to approximately 70. As noted earlier, in addition to the approximately 51,000 shares held by stockholders of record with fewer than 1,000 shares of common stock in their account, Maxco assumes that beneficial owners of approximately 6,000 additional shares of common stock will receive cash for their shares in the Transaction. Accordingly the number of outstanding shares of common stock will decrease from 3,446,995 shares, as of December 31, 2005, to approximately 3,389,000 shares.

- DECREASE IN BOOK VALUE PER SHARE. As a result of the approximately 57,000 pre-split shares of common stock expected to be cashed-out at $6.00 per share for a total cost (including expenses) of $450,000;

- aggregate stockholders' common equity of Maxco as of September 30, 2005, will be reduced from approximately $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis; and

- the book value per share of common stock as of September, 2005, will be reduced from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

-TERMINATION OF EXCHANGE ACT REGISTRATION. Basically, the Securities Act of 1933 regulates the initial distribution of securities by a company to the public, and the Securities Exchange Act of 1934 regulates the subsequent trading of securities in the secondary market and governs most everyday corporate compliance activities. Maxco’s common stock and series three preferred stock are currently registered under the Exchange Act. Maxco plans to file a Form 15 with the SEC following the Transaction to terminate this registration if its common stock is no longer held by 300 or more stockholders of record, and also simultaneously terminate registration of its series three preferred stock. Maxco intends to apply for such termination as soon as practicable following the Transaction.

- LOSS OF BENEFITS OF THE EXCHANGE ACT. It will be much more difficult for stockholders to monitor the status of their investment as reporting and other requirements under the Exchange Act will no longer apply. However, termination of reporting and having to comply with the Exchange Act is also expected to result in the benefit to shareholders of significant savings of expenses and costs incurred by the Company. See “Purpose and Reasons for the Transaction beginning on page 13”.

o
PERIODIC COMPANY REPORTING NO LONGER WILL BE REQUIRED. Termination of registration of Maxco’s common stock and series three preferred stock under the Exchange Act would no longer require us to be disclosing some of the detail now required to be disclosed in our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, nor would we be disclosing some of the detail now disclosed in our proxy statement for annual or special meetings of the shareholders. We will however, continue to notify shareholders of our annual and any special meetings, and provide annual financial statements as required by Michigan law.

o
OFFICERS, DIRECTORS AND OTHER BENEFICIAL OWNERS’ FILINGS WILL NO LONGER BE REQUIRED. Termination of registration of our common and series three preferred shares under the Exchange Act will no longer require reporting for officers, directors, and beneficial owners of more than 10% of stock, in connection with ownership of, and transactions in, the Company’s stock as required by Section 16(a) of the Exchange Act. The filings that will no longer be required include Forms 3, 4, and 5 and Schedules 13D and 13G, all of which provide information as to the respective securities owned, acquired or disposed of.

o
SHORT-SWING PROFITS NO LONGER SUBJECT TO RECAPTURE. Section 16(b) of the Exchange Act provides that certain profits that are realized from certain of the purchase and sale, or the sale and purchase, of stock within a period of less than six months by directors, officers and more than 10% owners of any security registered under Section 12 of the Exchange may be recaptured by the Company. Termination of registration of our common and series three preferred shares under the Exchange Act results in the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, no longer being applicable.

o
LOSS OF BENEFITS OF THE SARBANES-OXLEY ACT OF 2002. The Sarbanes-Oxley Act of 2002 mandates a number of reforms to enhance financial disclosures, and combat corporate fraud and accounting fraud, including its Section 404 requirements regarding internal controls over financial reporting, requirements of certification of financial reports by chief executive and financial officers, and the requirement of publicly held companies to furnish independent annual audit reports on the existence and condition of internal controls as they relate to financial reporting. Termination of registration of our common and series three preferred shares under the Exchange Act means the Company does not have to incur the costs and expenses associated with having to comply with the requirements of the Sarbanes-Oxley Act of 2002.

- EFFECT ON MARKET FOR COMMON STOCK. Maxco’s common stock is currently traded on the Nasdaq SmallCap Market. Maxco expects that after the Transaction, its common stock will be delisted from the Nasdaq SmallCap Market. This delisting, together with the reduction in public information concerning Maxco as a result of its no longer being required to file reports under the Exchange Act, could further reduce the liquidity of the common stock. Any trading in Maxco’s common stock after the Transaction and deregistration of the common stock will likely only be through the quotation of our common stock in the "pink sheets."

- FINANCIAL EFFECTS OF THE TRANSACTION. Maxco expects that it will use approximately $450,000 of cash to complete the Transaction, including Transaction costs, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Maxco does not know the exact amount of shares that will be cashed-out, it can only estimate the total amount to be paid to stockholders in the Transaction. Maxco believes it has sufficient cash and short term cash equivalents to fund the Transaction. See also "Special Factors - Source of Funds and Financing of the Transaction."

Effects on Affiliated Stockholders

The Transaction will have various effects on stockholders who are affiliates of Maxco, as described below. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Maxco, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The effects of the Transaction to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder's common shares will be cashed-out in the Transaction. The determination of whether or not any particular shares of Maxco’s common stock will be cashed-out in the Transaction will be based on whether the holder of those shares hold either fewer than 1,000 shares or 1,000 or more shares. Because an affiliated stockholder may beneficially own fewer than 1,000 shares and 1,000 or more shares which are held by more than one holder, an affiliate may beneficially own shares that will be cashed-out in the Transaction and shares that will remain outstanding in the Transaction. All affiliated stockholders are expected to retain beneficial ownership of Maxco’s common shares following the Transaction, other than as to Lawrence O. Fields, Chief Financial Officer and Treasurer of the Company. 700 shares held in an IRA for the benefit of Mr. Fields will be cashed out under the Reverse Split

- CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 1,000 shares of common stock immediately prior to the effective time of the Transaction will, upon consummation of the Transaction:

- receive $6.00 in cash, without interest, per share;

- no longer have any common equity interest in Maxco and, therefore, will not participate in its future potential earnings or growth, if any; and

- be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

- REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders of common stock after the Transaction include:

- Reduced Reporting Requirements for Officers and Directors. The directors and executive officers and other beneficial owners of the Company will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Maxco’s stock.

- Decreased Book Value Per Share. The book value per share of common stock as of September 30, 2005, will be decreased from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

- Decreased Liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the Transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq SmallCap Market. Any trading in our common stock after the Transaction is anticipated to be only through quotation of our common stock by a qualified market maker in the "pink sheets." There can be no assurance of any market for Maxco’s common stock after the Transaction.

- Increased Ownership of Officers and Directors. As a result of the Transaction, based on shares outstanding as of December 31, 2005, Maxco expects: (i) the percentage ownership of Maxco’s common stock beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 37.5% to approximately 38.2%, and (ii) the percentage of voting stock (which includes common, series three preferred and series six preferred) beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 41.8% to approximately 42.4%. For more information see "Interests of Officers and Directors in the Transaction" on page 49.

- Certain Net Effects as to Mssers. Coon and Cross. The potential effect of the Transaction as to Mr. Coon is expected to increase his beneficial ownership interest in common stock from approximately 28.7% to approximately 29.2%, decrease his dollar interest in the net book common equity value from approximately $1,466,000 to approximately $1,360,000, and increase his dollar interest in net earnings available to common equity from approximately $54,000 to approximately $65,000. The potential effect of the Transaction as to Mr. Cross is expected to increase his beneficial ownership interest in common stock from approximately 6.9% to approximately 7.0%, decrease his dollar interest in the net book common equity value from approximately $352,000 to approximately $326,000, and increase his dollar interest in net earnings available to common equity from approximately $13,000 to approximately $16,000. The aforementioned net book value and net earnings information is derived from the summary of historical financial information section beginning on page 59, and the summary unaudited pro forma financial information section beginning on page 60, and all assumptions and information found within these sections. See also “Security Ownership of Certain Beneficial Owners and Management” found on page 76.

Effects on Unaffiliated Stockholders

The Transaction will have various effects on stockholders who are not affiliates of Maxco, as described below. The effects of the Transaction to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder's shares will be cashed-out in the Transaction.

- CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated Stockholders owning fewer than 1,000 shares of common stock immediately prior to the effective time of the Transaction will:

- receive $6.00 in cash, without interest, per share;

- no longer have any common equity interest in Maxco and, therefore, will not participate in its future potential earnings or growth, if any; and

- be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated Maxco’s stockholders who remain as stockholders of common stock after the Transaction include:

- Decreased Access to Information. If the Transaction is effected, Maxco intends to terminate the registration of its common stock under the Exchange Act, as well as proceed to terminate registration of its series three preferred stock. As a result, Maxco will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other beneficial owners would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

- Decreased Liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the Transaction due to the expected termination of the registration of the common stock and series three preferred stock under the Exchange Act and the delisting of the common stock from the Nasdaq SmallCap Market. Any trading in our common stock after the Transaction will likely only be through quotation of our common stock in the "pink sheets." There can be no assurance of any market for Maxco’s common stock after the Transaction.

- Decreased Book Value Per Common Share. The book value per share of common stock as of September 30, 2005, will be decreased from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

Maxco refers you to the information under the heading "Security Ownership of Management" for information regarding our current officers and directors and their stock ownership in Maxco. As a result of the Transaction, Maxco expects that:

- Based on shares outstanding as of December 31, 2005: (i) the percentage ownership of Maxco’s common stock beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 37.5% to approximately 38.2%, and (ii) the percentage of voting stock (which includes common, series three preferred and series six preferred) beneficially owned by the directors and executive officers of Maxco as a group will increase from approximately 41.8% to approximately 42.4%.

- the collective book value as of September 30, 2005, of the Maxco’s common stock held by Maxco’s current executive officers and directors, as a group, will decrease from $1,917,500 on a historical basis to approximately $1,777,000 on a pro forma basis; and

- the collective pro rata interest of Maxco’s current executive officers and directors, as a group, in the net loss after dividends of Maxco for the fiscal year ended March 31, 2005, will increase from $103,000 on a historical basis (based on the number of common shares owned by such executive officers and directors as of the record date) to $105,000 on a pro forma basis (based on the number of common shares Maxco anticipates such officers and directors will hold immediately after the Transaction).

- Other than the cash-out participation of Lawrence O. Fields, Chief Financial Officer and Treasurer of the Company, of 700 common shares in an IRA held for the benefit of Mr. Fields, which common shares will be cashed out under the Reverse Split on the same basis as other common shareholders holding less than 1,000 shares of stock, none of Maxco’s officers and directors will receive any compensation or benefits as a result of the Transaction. Additionally, Maxco has no present plans to increase any of the income of any of Maxco’s officers and directors as a result of the proposed Transaction, nor are there any present plans to make any material alterations to any existing executive agreements that will be more favorable to Maxco’s executive officers as a result of this Transaction.

CONDUCT OF MAXCO’S BUSINESS AFTER THE TRANSACTION

Following the Transaction, Maxco expects to continue to conduct its existing operations in the same manner as now conducted. The directors and executive officers immediately prior to the Transaction are expected to remain the directors and executive officers of Maxco after the Transaction.

The shares of Maxco’s common stock with respect to which Maxco will pay $6.00 in cash, per share, will be canceled after the Transaction and will be included in Maxco’s authorized but unissued shares and would be available for issuance in the future.

Other than as disclosed in this proxy statement, Maxco has no plans to issue additional shares of common stock other than shares that may be issued pursuant to the exercise of outstanding stock options granted prior to the Transaction.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The Transaction will not be effected unless and until Maxco’s stockholders entitled to vote approve the Transaction and the board of directors determines that:

- Maxco has available funds necessary to pay for the fractional shares resulting from the Transaction;

- Maxco has sufficient cash reserves to continue to operate its business;

- no event has occurred or is likely to arise that might have a materially adverse effect on Maxco; and

- the Transaction will reduce the number of common stockholders below 300.

In addition, the board may decide to abandon the Transaction (even after stockholder approval) at any time prior to its consummation if the board believes that such action would be in the best interests of Maxco and its stockholders. Assuming that these conditions are satisfied, Maxco, as promptly as reasonably practicable after the Special Meeting, will file the Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division, and thereby effect the Transaction. If Maxco does not effect the Transaction, Maxco will continue as a company with its common stock registered under the Exchange Act, and the common stock will continue to be traded on the Nasdaq SmallCap Market.

SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION

Maxco expects that it will use approximately $450,000 to complete the Transaction, including fees and expenses, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Maxco does not know the exact amount of shares that will be cashed-out, it can only estimate that the total amount to be paid to stockholders in the Transaction will be approximately $345,000. However, Maxco believes it has sufficient cash and short term cash equivalents to fund the Transaction, and the Company presently does not anticipate alternative financing arrangements to fund the Transaction.

Maxco estimates that the Transaction related fees and expenses, all of which are the responsibility of Maxco, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants, and other related charges will total approximately $105,000, assuming the Transaction is completed. This amount consists of the following estimated fees:

DESCRIPTION	AMOUNT

Attorney fees and expenses	$50,000
Accounting fees and expenses	$4,950
SEC filing fees	$50
Printing and mailing costs	$15,000
Financial advisory fees	$31,700
Miscellaneous Costs	$3,300

Total	$105,000

ANTICIPATED ACCOUNTING TREATMENT

Maxco anticipates that it will account for the purchase of outstanding Maxco’s common stock in the Transaction from stockholders as retired stock.

POSSIBLE CORPORATE TRANSACTIONS

From time to time, Maxco engages in informal discussions with other parties about possible corporate transactions. Maxco does not have any current plans, proposals or arrangements to enter into any such sale transactions after the Transaction is effected. Nevertheless, Maxco routinely engages in the evaluation of such transactions and opportunities and may enter into such transactions in the future.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Summarized below are the material federal income tax consequences to Maxco and its stockholders resulting from the Transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received Maxco’s common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following:

- a citizen or resident of the United States;

- a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

- an estate, the income of which is subject to federal income taxation regardless of its sources;

- a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

- any other person whose worldwide income and gain is otherwise subject to federal income taxation on a net basis.

This summary also assumes that you have held and will continue to hold your shares as capital assets.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF MAXCO IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The Transaction

We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes for Maxco, Inc. This will result in no material federal income tax consequences to Maxco.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Are Not Cashed-out in the Transaction

If you continue to hold Maxco’s common stock immediately after the Transaction, and you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in your Maxco’s common stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Both Receive Cash and Own, or Are Considered to Own for Federal Income Tax Purposes, Maxco Common Stock After the Transaction

In some instances you may be entitled to receive cash in the Transaction for shares you hold in one capacity, but continue to hold shares in another capacity. For example, you may own less than 1,000 shares of common stock in your own name (for which you will receive cash) and own more than 1,000 shares of common stock that are held in your brokerage account in street name. Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own less than 1,000 shares of common stock in your own name (for which you will receive cash) and your spouse owns more than 1,000 shares of common stock (which will continue to be held following the completion of the Transaction), the shares owned by your spouse will be attributable to you. As a result, in some instances the shares you own in another capacity, or which are attributed to you, may remain outstanding. In determining whether you are deemed to continue to hold stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are a beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire).

If you both receive cash as a result of the Transaction and continue to hold Maxco’s common stock either directly or through attribution, you will recognize gain, if any, in an amount not to exceed the amount of cash received. The receipt of cash will be characterized as either a dividend or as a payment received in exchange for the stock. The Transaction will be taxed as a dividend unless the payment:

- is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

- is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Code; or

- results in the complete termination of your interest in Maxco under Section 302(b)(3) of the Code (which would be possible if you ceased to own any common shares directly and if the only common shares attributed to you were from a family member and you properly waive family attribution).

If you satisfy one of these tests, you will recognize income in an amount equal to the excess of the cash received for your shares over your adjusted basis in those shares, and this income will be characterized as capital gain.

If you fail to satisfy one of these tests, then the cash received will be treated as a dividend to you to the extent of your ratable share of Maxco’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your common shares, and any remaining amount will be treated as capital gain.

If you, or a person or entity whose ownership of Maxco’s shares of common stock would be attributed to you, will continue to hold Maxco’s common stock immediately after the Transaction, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

Federal Income Tax Consequences to Cashed-out Stockholders, including Affiliates, Who do not Own, and Are Not Deemed to Own, Maxco’s Common Stock After the Transaction

If you receive cash as a result of the Transaction and do not own, and are not deemed to own Maxco’s common stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your adjusted tax basis in such stock.

Capital Gain and Loss

For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally will be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates (to the extent they exceed capital losses). In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains.

Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

Dividend

For individuals, if any portion of the cash received is treated as a dividend under the rules described above, the dividend generally will be subject to tax at a federal income tax rate not to exceed 15%, provided that the individual satisfies the holding period requirement.

Backup Withholding

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstance.

REGULATORY APPROVALS

Maxco is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal laws, rules and regulations relating to a Rule 13e-3 “going private” transaction, this proxy statement, and the corporate and state securities laws of the state of Michigan relating to effectuating the Transaction, including holding the Special Meeting and the filing our amendment to the Articles of Incorporation to effect the Transaction. We expect to proceed to file our amendment to the Articles of Incorporation, effectuate deregistration of Maxco’s common stock, and proceed to terminate registration of our series three preferred stock, and thus, terminate Maxco’s obligations as an SEC reporting company, as soon as possible after obtaining the required vote of the shareholders for approval of the Transaction.

NO APPRAISAL OR DISSENTERS' RIGHTS

Stockholders do not have appraisal or dissenters' rights under Michigan state law connection with the Transaction. There may exist other rights or actions under federal or state securities laws for stockholders who are aggrieved by the Transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

ADJOURNMENT OF MEETING

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by announcement made at the Special Meeting, by approval of the holders of a majority of the voting shares of Maxco’s common and preferred stock presented in person or represented by proxy at the Special Meeting. Maxco is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, such authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of such adoption of the Transaction. Maxco’s board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

RESERVATION OF RIGHTS

The board has retained for itself the absolute authority to reject (and not implement) the Transaction (even after approval thereof) if it determines subsequently that the Transaction is not then in the best interests of Maxco and its stockholders.

EXAMPLES

In general, the Transaction can be illustrated by the following examples:

HYPOTHETICAL SCENARIO	RESULT
Mr. Smith is a registered stockholder who holds 50 shares of Maxco common stock of record in his name at the effective time of the Transaction. Mr. Smith holds no other shares.
Instead of receiving fractional shares of common stock immediately after Reverse Split, Mr. Smith will receive cash in the amount of $6.00 for each of the 50 shares of Maxco’s common stock held prior to the Reverse Split. (Note: If Mr. Smith wants to continue to invest in Maxco he can buy at least 950 more shares of Maxco’s common stock (and such shares are held of record in his name so that it is readily apparent that he owns at least 1,000 shares). Mr. Smith would have to act far enough in advance of the effective time of the Transaction so that the purchase is completed and registered on the books of Maxco before the effective time.)

HYPOTHETICAL SCENARIO	RESULT
Ms. Jones holds 100 shares of Maxco common stock in a brokerage account at the effective time of the Transaction. Ms. Jones holds no other shares.
Stockholders holding common stock in street name through a nominee (such as a bank or broker) are subject to the Transaction in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees. Ms. Jones will receive cash in the amount of $6.00 for each of the 100 shares of Maxco's common stock held prior to the reverse stock split. Ms. Jones should contact her nominee to determine how the cash will ultimately be made available to her as generally, beneficial owners of stock held in street name have accounts in which deposits are made.

HYPOTHETICAL SCENARIO	RESULT
Mr. Williams holds 975 shares of Maxco’s common stock of record in his name and 975 shares in a brokerage account at the time of the Transaction. Mr. Williams holds no other shares.
Maxco will presume that all of the shares are held by a holder of fewer than 1,000 shares and Mr. Williams will receive cash in the amount of $6.00 each of the 1,950 shares of Maxco’s common stock held prior to the Reverse Split. (Note: If Mr. Williams wants to continue to invest in Maxco, he can transfer at least 25 shares out of his brokerage account so that they are also held of record in his name. Mr. Williams would have to act far enough in advance of the effective time of the Transaction so that the purchase is complete and registered on the books of Maxco before the effective time.)

HYPOTHETICAL SCENARIO	RESULT
Ms. Washington holds 1,000 shares of Maxco’s common stock of record in her name at the effective time of the Transaction. Ms. Washington holds no other shares.	Ms. Washington will hold 1,000 shares of Maxco’s common stock after the Transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based upon estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, and the expected completion of the Transaction, or other information relating to the Transaction. There are forward-looking statements throughout this proxy statement, including among others, under the headings: “Summary Term Sheet”, “Special Factors” (including among other, under the sub-headings: “Special Factors - Purpose and Reasons for the Transaction”, “Special Factors - Opinion of the Financial Advisor” , “Special Factors - Certain Effects of the Transaction”, “Special Factors - Conduct of Maxco’s Business After the Transaction”), “Summary Financial Information”, and words: “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update such information. In addition to other factors and matters incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

◦ the satisfaction of the conditions to complete the Transaction;

◦ the occurrence of any event, change or other circumstance that could give rise to abandonment, or the failure of completion, of the Transaction;

◦ the outcome of any legal proceedings that may be instituted against us;

◦ the amount of the costs, fees and expenses related to the Transaction;

◦ changes in our cash position and availability of capital resources;

◦ changes in federal and state tax laws; and

◦ unexpected changes in operating expenses and capital expenditures.

SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from Maxco’s audited consolidated financial statements as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 and for the unaudited interim periods ended September 30, 2004 and September 30, 2005. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Maxco and other financial information, including the notes thereto, for each of the fiscal years ended March 31, 2005 and March 31, 2004 contained in Maxco’s Annual Report on Form 10-K/A- Amendment No. 2 for the year ended March 31, 2005. The consolidated financial statements and other financial information, including the notes thereto, as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 are incorporated by reference in this proxy statement from Maxco’s Annual Report on Form 10-K/A - Amendment No. 2 for the year ended March 31, 2005. See "Where You Can Find More Information" and "Documents Incorporated by Reference.”

CONDENSED STATEMENTS OF INCOME DATA

	Year Ended March 31,		Six Months Ended September 30,
	2004	2005	2004	2005
			(Unaudited)
Total Revenues	$40,798	$45,364	$22,523	$22,844
Total Operating Expenses	40,629	43,361	21,712	21,751
Operating Income	169	2,003	811	1,093
Interest Expense	1,682	1,517	765	737
Income (Loss) from Continuing Operations	(1,531)	134	254	393
Income (Loss) Per Share from Continuing Operations:
Basic	$(0.63)	$(0.09)	$0.02	$0.05
Diluted	$(0.63)	$(0.09)	$0.02	$0.05

Net Income (Loss)	(1,531)	134	254	393
Net Income (Loss) Per Share:
Basic	$(0.63)	$(0.09)	$0.02	$0.05
Diluted	$(0.63)	$(0.09)	$0.02	$0.05

Earnings to Fixed Charges	0.42	1.07	1.26	1.42

CONDENSED BALANCE SHEET DATA
	March 31,		September 30,
	2004	2005	2005
			(Unaudited)
	(in thousands, except per share data)
Total Current Assets	$8,544	$9,143	$10,100
Total Long-Term Assets	26,937	24,023	27,126
Total Current Liabilities	16,280	17,131	19,528
Total Long-Term Liabilities	11,480	7,070	7,265
Total Stockholders' Equity	7,721	8,965	10,433
Total Common Equity	3,647	4,891	5,108
Book Value Per Common Share	$1.06	$1.42	$1.48

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma condensed statements of income and pro forma balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the Transaction. The pro forma condensed statements of income and pro forma balance sheet are based on the assumption that an aggregate of approximately 57,000 shares will result in fractional shares and will be purchased by Maxco for approximately $345,000 with approximately $105,000 in costs incurred.

The following unaudited pro forma condensed statements of income data for the six months ended September 30, 2005, and pro forma condensed balance sheet data of Maxco at September 30, 2005, give effect to the Transaction as if it had occurred on April 1, 2004. The pro forma information set forth below is not necessarily indicative of what Maxco’s actual financial position would have been had the Transaction been consummated as of the above referenced date or of the financial position that may be reported by Maxco in the future.

PRO FORMA CONDENSED STATEMENTS OF INCOME DATA
	Six Months Ended September 30,
	2004	2005
	(Unaudited)
	(in thousands, except per share data)
Total Revenues	$22,523	$22,844
Total Operating Expenses	21,677	21,716
Operating Income	846	1,128
Interest Expense	765	737
Income from Continuing Operations	289	428
Income Per Share from Continuing Operations:
Basic	$0.03	$0.07
Diluted	$0.03	$0.07

Net Income	289	428
Net Income Per Share:
Basic	$0.03	$0.07
Diluted	$0.03	$0.07

Earnings to Fixed Charges	1.30	1.45

PRO FORMA CONDENSED BALANCE SHEET DATA
September 30,
2005
(Unaudited)
(in thousands, except per share data)
Total Current Assets	$9,650
Total Long-Term Assets	27,126
Total Current Liabilities	19,528
Total Long-Term Liabilities	7,265
Total Stockholders' Equity	9,983
Total Common Equity	4,658
Book Value Per Common Share	$1.37

QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION

Q: WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A.	The Special Meeting will be held at the principal office of Maxco, located at 1118 Centennial Way, Lansing, MI 48917 at 3:30 p.m., eastern time on _______, 2006.

Q: WHO IS SOLICITING MY PROXY?

A:	The board of directors of Maxco.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:	You will vote:

-
“for” or “against” the proposed amendment to our Articles of Incorporation that will provide for a 1-for-1,000 reverse stock split of our common stock (“Reverse Split”), followed immediately by a 1,000-for-1 forward stock split of our common stock (“Forward Split”), upon completion of the Reverse Split;

-
“for” or “against” the proposal to approve adjournment or postponement of the meeting, if necessary or appropriate, including to solicit proxies if there are insufficient votes at the time of the meeting to approve the Transaction;

-
-	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q: WHAT IS MAXCO’S VOTING RECOMMENDATION?

A:
Our board of directors has determined that the Transaction is advisable and in the best interests of Maxco and its stockholders. Our board of directors therefore unanimously approved the Transaction and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q: WHAT SHARES CAN I VOTE?

A:
You may vote all shares of Maxco’s common stock and voting preferred stock (series three and series six) that you own as of the close of business on the record date, which was January 16, 2006. These shares include shares held:

- directly in your name as the "stockholder of record," and

- for you as the "beneficial owner" either through a broker, bank or other nominee.

Q: WHAT IS A QUORUM?

A:
A quorum must be present for the special meeting to be held. A quorum will be present if a majority of the voting shares outstanding of Maxco’s common and series three and series six preferred stock entitled to vote is represented at the meeting in person or by proxy. Abstentions and broker non-votes, as described below, are counted as present for the purpose of determining whether a quorum is present.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your common shares or series three preferred shares are registered directly in your name with our transfer agent, Registrar and Transfer Company (the "Transfer Agent"), or your series six preferred shares are registered directly in your name with us, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Maxco. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. Maxco has enclosed a proxy card for you to use.

Beneficial Owner

If your common or series three preferred shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q: WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:
All holders of our common stock and preferred stock may attend the Special Meeting in person. Only holders of record of our common stock and voting preferred stock (series three and six) as of January 16, 2006 may cast their votes in person at the Special Meeting.

Q: HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A:
Whether you hold your shares entitled to vote directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for such shares held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your voting shares will be voted as you instruct. If you hold your shares of record and sign your proxy card, but do not provide instructions, your voting shares will be voted as described below in "How are my votes counted?"

Q: HOW ARE MY VOTES COUNTED?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposals. If you "ABSTAIN," it has the same effect as a vote "AGAINST" the proposals. If you sign and date your proxy form with no further instructions, your shares will be voted "FOR" the approval of the proposals.

Q: WHAT IF I HOLD COMMON SHARES IN STREET NAME?

A:
Stockholders holding common stock in street name through a nominee (such as a bank or broker) are subject to the Transaction in the same manner as stockholders whose shares are registered in their names. Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees as to voting instructions, and as to the procedure required to take your shares out of street name and into your name as a registered holder, if you so desire. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal will not be counted as votes cast, but will be counted for purposes of determining a quorum. Please read the discussion under "The Special Meeting- Vote Required" on page 67, for a description of the treatment of shares held in street name with respect to voting.

Q: WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A:
We expect the Transaction to be completed as soon as reasonably practicable after the Special Meeting and the Certificate of Amendment to the Articles of Incorporation is received, and deemed filed by, the State of Michigan.

Q: IF I OWN FEWER THAN 1,000 COMMON SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER OF MAXCO AFTER THE TRANSACTION?

A:
If you own fewer than 1,000 common shares before the Transaction, the only way you can continue to be a stockholder of Maxco after the Transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 1,000 common shares on the effective date. We cannot assure you, however, that any common shares will be available for purchase.

Q: IS THERE ANYTHING I CAN DO IF I OWN 1,000 OR MORE COMMON SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY COMMON SHARES AS A RESULT OF THE TRANSACTION?

A:
If you own 1,000 or more common shares before the Transaction, you can only receive cash for all of your common shares if, prior to the effective date, you reduce your stock ownership to fewer than 1,000 common shares by selling or otherwise transferring your common shares. We cannot assure you, however, that any purchaser for your common shares will be available.

Alternatively, before the effective date, you could divide the common shares you own among different record holders so that fewer than 1,000 common shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 1,000 common shares are held in each account.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 1,000 OR MORE COMMON SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 1,000 COMMON SHARES OF RECORD IN MY NAME AND FEWER THAN 1,000 COMMON SHARES WITH MY BROKER IN "STREET NAME"?

A:
An example of this would be if you have 500 common shares registered in your own name with our transfer agent, and you have 500 common shares held through your broker in "street name." Accordingly, you are the beneficial owner of 1,000 shares, but you do not own 1,000 shares of record or beneficially in street name. If this is the case, as a result of the Transaction, you would receive cash for the 500 shares you hold of record, and you will also receive cash for the 500 shares held in street name. You should check with your bank, broker or nominee on how this cash will ultimately be made available to you, as generally, beneficial owners of shares held in street name have accounts in which the cash will be deposited.

Q: IF I OWN AT LEAST 1,000 COMMON SHARES, BUT SUCH SHARES ARE SPLIT AMONG RECORD OWNERS AS DESCRIBED ABOVE SO THAT NO RECORD OWNER HOLDS AT LEAST 1,000 COMMON SHARES, BUT I WISH TO CONTINUE TO OWN COMMON STOCK OF MAXCO AFTER THE TRANSACTION, WHAT CAN I DO?

A:
Before the effective date, you could put all of the common shares you own beneficially in one record name, either in your name or in street name, so that the total common shares you own that are held of record in the same name is at least 1,000 common shares, and then you would continue to be a stockholder after the effective date.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the Transaction has been completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

THE SPECIAL MEETING

GENERAL

We are providing this proxy statement to Maxco’s stockholders of record as of January 16, 2006, along with a form of proxy that the Maxco’s board of directors is soliciting for use at the Special Meeting to be held on _______________, 2006 at 3:30 p.m., eastern time, at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan. At the Special Meeting, the common and voting preferred stockholders will vote upon:

The proposal is to effect a 1-for-1,000 reverse stock split of the Company’s common stock (“Reverse Split”), followed immediately by effectuating a 1,000-for-1 forward stock split of the Company's common stock, upon completion of the Reverse Split (“Forward Split”). The Reverse Split and the Forward Split, are collectively, the "Transaction"). As a result of the Transaction, (a) each stockholder owning fewer than 1,000 shares immediately before the Transaction will receive from the Company $6.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Transaction;

a proposal to grant the Company’s Board of Directors discretionary authority to adjourn the special meeting if necessary to satisfy the conditions to completing the Transaction, including for the purpose of soliciting proxies to vote in favor of the Transaction;

to transact such other business as may properly come before the meeting.

WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING

You may vote all Maxco’s common stock and voting preferred stock (series three and series six) that you own as of the close of business on the record date, which was January 16, 2006. These shares include:

- shares held directly in your name as the "stockholder of record," and

- shares held for you as the "beneficial owner" either through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your common or series three preferred shares are registered directly in your name with our transfer agent, Registrar and Transfer Company (the "Transfer Agent") or your series six preferred shares are registered directly in your name with us, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Maxco. As such stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. Maxco has enclosed a proxy card for you to use. If you sign and date your proxy, but do not provide instructions, such shares will be voted as “FOR” the proposals.

Beneficial Owner. If your common or series three preferred shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not be count as votes cast on the proposals, but will be counted for purposes of determining a quorum.

All holders of our common stock and preferred stock may attend the Special Meeting in person. If you are a beneficial owner of Maxco’s common stock or preferred stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of our common stock and voting preferred stock (series three and series six) as of January 16, 2006 may cast their votes in person at the Special Meeting.

Whether you hold your common or voting preferred shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for such shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K/A - Amendment No. 2 for the year ended March 31, 2005 and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005 are included with the proxy sent to stockholders. It is also available upon request from Maxco. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

VOTE REQUIRED

The Company has issued and outstanding common stock, and preferred shares consisting of series three, four, five and six. Our common, series three and six preferred shares are voting shares, and our series four and five preferred shares are non-voting shares. Each share of common stock is entitled to one vote, and each share of our series three and six preferred are entitled to 20 votes. Only our common stock and series three preferred stock are registered under the federal securities laws.

The required vote for each of the proposals presented at the Special Meeting are as follows:

- The Transaction is subject to approval of the affirmative vote of holders of a majority of the voting interest of the outstanding shares of our common stock, and voting preferred stock (series three and series six).

- Approval of granting the board of directors with discretionary authority to adjourn the Special Meeting requires the affirmative vote of a majority of the shares voting on the proposal.

The proposals to approve the Transaction and grant the board of directors with discretionary authority to adjourn the Special Meeting are "non-discretionary" items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast.

Action on other matters, if any, that are properly presented at the meeting for consideration of the stockholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the voting shares outstanding of Maxco’s common and series three and series six preferred stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

As of December 31, 2005, our current directors and executive officers beneficially owned the right to vote 1,322,112 voting shares of Maxco’s outstanding common stock as well as beneficially owned the right to vote shares of series three and series six preferred stock with an aggregate of 307,550 votes, with the aggregate beneficial ownership of the right to vote a total of 1,629,662 shareholder votes or 41.8% of the total votes available that would be entitled to vote at the Special Meeting. If our directors and executive officers exercised presently exercisable options they hold prior to the record date for the Special Meeting, they would beneficially own and have voting rights of approximately 1,669,662 shares or approximately 42.4% of the outstanding shares of common stock entitled to vote at the Special Meeting. The directors and executive officers of Maxco have indicated that they will vote "FOR" each of the proposals presented at the Special Meeting.

Neither the Company, nor Mssers. Coon or Cross, have any knowledge that any executive officer, director or affiliate of the Company currently intends to tender or sell any common stock of the Company, other than the tender of 700 common shares from an IRA held for the benefit of Lawrence O. Fields, Chief Financial Officer and Treasurer of the Company, pursuant to the Reverse Split, in which all common stockholders holding less than 1,000 shares will be cashed out.

VOTING AND REVOCATION OF PROXIES

The shares of Maxco’s common and voting preferred stock represented by properly completed proxies received at or before the time for the Special Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below  If no instructions are given, executed proxies will be voted:

- "FOR" approval of the Transaction;

- "FOR" approval of the proposal granting the board of directors discretionary authority to adjourn the Special Meeting.

The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the Special Meeting and voted upon.

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either: notify Max A. Coon in writing at Maxco’s principal executive office; submit a later dated proxy to Mr. Coon; or attend the Special Meeting and vote your shares in person. Your attendance at the Special Meeting will not automatically revoke your proxy. If you hold your shares entitled to vote in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares entitled to vote are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors of Maxco has approved the Transaction and believes that it is fair to and in the best interests of, Maxco and its stockholders. The board of directors unanimously recommends that Maxco’s stockholders vote "FOR" approval of the Transaction.

The board of directors of Maxco also recommends "FOR" the proposal to grant the board of directors with discretionary authority to adjourn the Special Meeting.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of December 31, 2005, there were 3,446,995 shares of Maxco common stock, no par value per share, issued and outstanding. There were approximately 530 common stockholders of record as of such date.

Maxco’s common stock trades on the Nasdaq SmallCap Market under the symbol "MAXC." The following table shows the quarterly high and low sales prices for the common stock during fiscal 2005 and 2004 for the periods indicated, and to date in fiscal 2006, as reported by the Nasdaq SmallCap Market.

	HIGH	LOW
FISCAL 2006
First Quarter	$5.00	$3.25
Second Quarter	5.25	3.52
Third Quarter	5.79	4.15

FISCAL 2005
First Quarter	3.50	2.35
Second Quarter	5.58	2.50
Third Quarter	5.02	3.00
Fourth Quarter	4.30	3.20

FISCAL 2004
First Quarter	4.52	2.35
Second Quarter	3.50	2.44
Third Quarter	3.20	2.02
Fourth Quarter	3.00	1.99

On October 31, 2005, the last day Maxco traded prior to the announcement of the board's approval of the Transaction, the closing price of Maxco’s common stock was $5.07 per share. Maxco announced the board's approval of the Transaction on November 11, 2005.

Maxco has not paid a cash dividend on its common stock in the last 2 years and does not expect to pay a cash dividend in the foreseeable future. Maxco currently intends to retain any future earnings to finance the development and the growth of the business generally.

THE PROPOSED AMENDMENT

The following is a description of the material terms and effects of the Transaction. A copy of the proposed Certificate of Amendment to the Articles of Incorporation effecting both the Reverse Split and the Forward Split following immediately thereafter is attached as Appendix A to this proxy statement and is collectively referred to herein as the "proposed amendment." This discussion does not include all of the information that may be important to you. You should read the proposed amendment and this proxy statement and related appendices before deciding how to vote at the Special Meeting.

THE STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the common stock. If the Transaction is approved by stockholders entitled to vote and implemented by the board of directors, the Reverse Split is expected to be effective immediately upon the filing of the Certificate of Amendment to the Articles of Incorporation by the State of Michigan, and the Forward Split is expected to occur on the same date, after giving effect to the Reverse Split.

Upon consummation of the Reverse Split, each registered stockholder at the effective time will receive 1 share of common stock for each 1,000 shares of common stock held in his or her account at that time. If a registered stockholder holds 1,000 or more shares of common stock in his or her account, any fractional shares in such account will not be cashed-out after the Reverse Split and the Forward Split, and the total number of shares held by such holder will not change as a result of the Transaction. Any registered stockholder who holds fewer than 1,000 shares of common stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under "The Proposed Amendment - Conversion of Shares in the Transaction" below.

Immediately following the Reverse Split, all holders of common stock who are not cashed-out will receive 1,000 shares of common stock for every 1 share of common stock they held following the Reverse Split. Stockholders holding common stock in street name through a nominee (such as a bank or broker) are subject to the Transaction in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding shares in street name should contact their nominees.

CONVERSION OF SHARES IN THE TRANSACTION

At the effective time of the Transaction:

- stockholders holding fewer than 1,000 shares of Maxco’s common stock immediately prior to the effective time, whether record shares (as defined below) or street shares (as defined below), will receive cash equal to $6.00 per share, without interest, and such shares will be canceled;

- all outstanding shares of Maxco’s common stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the Transaction;

As used above:

- the term "record shares" means shares of Maxco’s common stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Maxco; and

- the term "street shares" means shares of Maxco common stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof.

Maxco (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

- make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Transaction; and

- resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by Maxco shall be final and binding on all parties, and no person or entity shall have any recourse against Maxco or any other person or entity with respect thereto.

For purposes of effecting the Transaction, Maxco may, in its sole discretion, but without any obligation to do so,

- presume that any shares of Maxco’s common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

- aggregate the shares of common stock held (whether of record or beneficially) by any person or persons that Maxco determines to constitute a single holder for purposes of determining the number of shares of common stock held by such holder.

Rule 12g5-1 under the Exchange Act provides, with certain exceptions, that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

- In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

- Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

- Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person.

- Securities held by two or more persons as co-owners shall be included as held by one person.

- Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

Those holding fewer than 1,000 shares:

Promptly after the Transaction, Maxco will mail to each holder who appears to have owned fewer than 1,000 shares of common stock immediately prior to the effective time of the Transaction, based on information available to Maxco, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Maxco) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to Maxco, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 1,000 shares of common stock, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled.

Those holding 1,000 or more shares:

Maxco will mail to each holder of 1,000 or more shares of common stock immediately after the effective time of the Transaction a letter of transmittal and instructions to effectuate surrender of their existing certificates in exchange for new certificates with a new CUSIP number.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM MAXCO. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

TIME OF CLOSING

If the Transaction is approved by the Maxco’s stockholders entitled to vote, the Transaction will take place as soon as practicable following the Special Meeting and the filing of the Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division. Each of the Reverse Split and the Forward Split will become effective on the date the Certificate of Amendment to the Articles of Incorporation is deemed filed by the State of Michigan, with the Forward Split immediately effective after the Reverse Split.

RESERVATION OF RIGHTS

The Board of Directors has reserved the right to abandon the Transaction without further action by our stockholders at any time before the filing of the necessary Certificate of Amendment to the Articles of Incorporation with the State of Michigan, even if the Transaction has been authorized by our stockholders at the Special Meeting, and by voting in favor of the Transaction you are expressly also authorizing us to determine not to proceed with the Transaction if we should so decide. We also reserve the right to delay the Transaction if there is litigation pending regarding the Transaction.

PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE SPECIAL MEETING

The board of directors is seeking discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the Transaction, including for the purpose of soliciting proxies to vote in favor of the Transaction.

Approval of the proposal to grant the board of directors discretionary authority to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of common and voting preferred stock voting on the matter. The board of directors recommends a vote FOR granting the board of directors discretionary authority to adjourn the meeting. Abstentions have the same effect as votes cast against ratification. Broker non-votes have no effect on votes cast, but will be counted for purposes of determining a quorum.

DIRECTORS AND EXECUTIVE OFFICERS

The following information is furnished concerning the Directors and Executive Officers of the Company:

Name	Present Position with the Company and Principal Occupation

Max A. Coon	Director of MAXCO, INC. since 1969, President, Chairman of the Board, and Chief Executive Officer of MAXCO, INC.

Sanjeev Deshpande
Director of MAXCO, INC. since 2003, President of Atmosphere Annealing, Inc., a Lansing, Michigan based provider of heat treating services which was acquired by Maxco, Inc. in January 1997. The principal address of Atmosphere Annealing, Inc. is 209 W. Mt. Hope, Lansing, MI 48910.

Joel I. Ferguson	Director of MAXCO, INC. since 1985, a Lansing, Michigan based developer of real estate properties.

David R. Layton	Director of MAXCO, INC. since 2001, President of Layton & Richardson, P.C., a Lansing, Michigan based accounting firm. The principal address of Layton & Richardson, P.C is 1000 Coolidge Rd., East Lansing, MI 48823

Samuel O. Mallory	Director of MAXCO, INC. since 2002; Retired in 1998 as a Dentist, who managed his own practice;

Eric L. Cross	Executive Vice-President, Secretary of MAXCO, INC.

Lawrence O. Fields	Treasurer and Chief Financial Officer of MAXCO, INC.

All of the foregoing Directors and Executive Officers have been engaged in the principal occupation specified for the previous five (5) years except as follows:

Eric L. Cross resigned as Director of the Company, effective October 21, 2004, to allow the Company to be in compliance with NASDAQ marketplace rules. Mr. Cross had served as a Director since 1972.

Lawrence O. Fields was appointed Treasurer and Chief Financial Officer of the Company on November 29, 2005. Mr. Fields had been Controller of the Company for over twenty years prior to the appointment.

The address and telephone number for each person named in the table is in care of Maxco, Inc., 1118 Centennial Way, Lansing, MI 48917, telephone number (517) 321-3130.

STOCK OPTIONS

The following table summarizes the number and value of the Company’s stock options held by the directors, officers, and other employees at December 31, 2005. No options were granted to or exercised by the named individuals during the nine months ended December 31, 2005. All of the options held by the named individuals are presently exercisable.

December 31, 2005 Option Values

Name and Principal Position	Number of Unexercised Options at December 31, 2005	Value of Unexercised Options at December 31, 2005
Max A. Coon Chief Executive Officer	0	0
Eric L. Cross Executive Vice President	0	0
Sanjeev Deshpande Director	40,000	0
Lawrence O. Fields Controller	0	0

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2005 regarding the Company's common stock reserved for issuance under the Company's Employee Stock Option Plan. The Company's Employee Stock Option Plan is its only equity compensation plan and was approved by the shareholders in 1998.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under the Stock Option Plan (Excluding Securities Reflected in Column a)
Equity Compensation Plans Approved by Security Holders	40,000	[1]	$7.13	470,000
1 Includes 10,000 issued under a prior stock option plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2005, as to the equity securities of the Company owned beneficially by beneficial owners of 5% or more of the Company's securities, by each Director and by Executive Officer, and by all Directors and Executive Officers of the Company as a group.

Each share of common stock so held entitles the holder thereof to one vote upon each matter to be voted on. Stockholders of series three and six preferred shares are entitled to 20 votes for each one of such shares. Series four and series five preferred stock are both nonvoting. As of January 16, 2006, the Company had outstanding 3,446,995 shares of common stock, 14,784 shares of series three preferred stock, and 7,812.5 shares of series six preferred stock for a total of 3,898,925 shareholder votes. As of December 31, 2005, our current directors and executive officers beneficially owned the right to vote 1,322,112 voting shares of Maxco’s outstanding common stock as well as beneficially owned the right to vote outstanding shares of series three and series six preferred stock with an aggregate of 307,550 votes, for a total beneficial ownership of the right to vote 1,629,662 shareholder votes, or 41.8% of the total votes available that would be entitled to vote at the Special Meeting.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class	Sole Investment Power		Shared Investment Power[1]		% of Class[2]	Shared Voting Power		% of Total Votes
Max A. Coon [3]	Common Stock	878,456		988,172	[4]	28.7%	999,204	[5]	25.6%
Eric L. Cross	Common Stock	154,525		238,210	[6]	6.9%	280,286	[7]	7.2%
Sanjeev Deshpande	Common Stock	45,089	[8]	45,089	[8]	1.3%	5,089	[8]	*
Joel I. Ferguson	Common Stock	0		0		*	0		*
Lawrence O. Fields	Common Stock	14,333		14,333		*	14,333		*
David R. Layton	Common Stock	0		1,000	[9]	*	1,000		*
Samuel O. Mallory	Common Stock	22,200		22,200		*	22,200		*
All Directors and Officers as a group, including the above seven people	Common Stock	1,114,603		1,309,004		37.5%	1,322,112		33.9%

ROI Capital Management, Inc.[10]	Common Stock	860,998		928,463	[11]	26.9%	928,463		23.8%
Daryle L. Doden[12]	Common Stock	250,000	[13]	345,800	[14]	10.0%	345,800		8.9%
		2,225,601		2,583,268		74.1%	2,596,375		66.6%
Max A. Coon [3]	Series Three Preferred Stock	0		2,956	[16]	20.0%	75,650	[17]	1.9%
Eric L. Cross	Series Three Preferred Stock	0		632	[18]	4.3%	75,650	[19]	1.9%

Max A. Coon [3]	Series Four Preferred Stock[15]	0		13,629	[16]	29.4%	0		0%
Eric L. Cross	Series Four Preferred Stock[15]	0		2,912	[18]	6.3%	0		0%

Max A. Coon [3]	Series Five Preferred Stock[15]	0		2,033	[16]	30.6%	0		0%
Eric L. Cross	Series Five Preferred Stock[15]	0		434	[18]	6.5%	0		0%

Max A. Coon [3]	Series Six Preferred Stock	0		3,053	[16]	39.1%	78,125	[17]	2.0%
Eric L. Cross	Series Six Preferred Stock	0		652	[18]	8.4%	78,125	[19]	2.0%

The following table sets forth certain Pro Forma information as to the equity securities of the Company owned beneficially by beneficial owners of 5% or more of the Company's securities, by each Director and by Executive Officer, and by all Directors and Executive Officers of the Company as a group as if the transaction is approved and completed. The table assumes that the number of shares of Maxco’s common stock will be reduced from 3,446,995 as of December 31, 2005 to approximately 3,389,000.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class	Sole Investment Power		Shared Investment Power[1]		% of Class[2]	Shared Voting Power		% of Total Votes
Max A. Coon [3]	Common Stock	878,456		988,172	[4]	29.2%	999,204	[5]	26.0%
Eric L. Cross	Common Stock	154,525		238,210	[6]	7.0%	280,286	[7]	7.3%
Sanjeev Deshpande	Common Stock	45,089	[8]	45,089	[8]	1.3%	5,089	[8]	*
Joel I. Ferguson	Common Stock	0		0		*	0		*
Lawrence O. Fields	Common Stock	13,633		13,633		*	13,633		*
David R. Layton	Common Stock	0		1,000	[9]	*	1,000		*
Samuel O. Mallory	Common Stock	22,200		22,200		*	22,200		*
All Directors and Officers as a group, including the above seven people	Common Stock	1,113,903	[7]	1,308,304	[7]	38.2%	1,321,412		34.4%

ROI Capital Management, Inc.[10]	Common Stock	860,998		928,463	[11]	26.9%	928,463		23.8%
Daryle L. Doden[12]	Common Stock	250,000	[13]	345,800	[14]	10.0%	345,800		8.9%
		2,224,901	[7]	2,582,568	[7]	75.3%	2,595,675		67.6%
Max A. Coon [3]	Series Three Preferred Stock	0		2,956	[16]	20.0%	75,650	[17]	2.0%
Eric L. Cross	Series Three Preferred Stock	0		632	[18]	4.3%	75,650	[19]	2.0%

Max A. Coon [3]	Series Four Preferred Stock[15]	0		13,629	[16]	29.4%	0		0%
Eric L. Cross	Series Four Preferred Stock[15]	0		2,912	[18]	6.3%	0		0%

Max A. Coon [3]	Series Five Preferred Stock [15]	0		2,033	[16]	30.6%	0		0%
Eric L. Cross	Series Five Preferred Stock[15]	0		434	[18]	6.5%	0		0%

Max A. Coon [3]	Series Six Preferred Stock	0		3,053	[16]	39.1%	78,125	[17]	2.0%
Eric L. Cross	Series Six Preferred Stock	0		652	[18]	8.4%	78,125	[19]	2.0%
__________________

* Beneficial ownership does not exceed one percent (1%).

(1) Includes Sole Investment Power as well as shares beneficially owned.

(2) Calculated based on Shared Investment Power.

(3) Mr. Coon’s address is 1118 Centennial Way, Lansing, Michigan 49817.

(4) Includes 18,487 shares owned by Mr. Coon's immediate family; a proportionate share of 155,250 shares held by a general partnership in which Mr. Coon is a 1/3 partner; and a proportionate share of 101,022 shares held by EM Investors, LLC in which Mr. Coon has a 39.1% ownership interest.

(5) Includes 18,487 shares owned by Mr. Coon's immediate family; a proportionate share of 155,250 shares held by a general partnership in which Mr. Coon is a 1/3 partner; and a 50% share of 101,022 shares held by EM Investors, LLC representing Mr. Coon’s voting power of those shares.

(6) Includes 23,500 shares owned by Mr. Cross’ wife; a proportionate share of 155,250 shares held by a general partnership in which Mr. Cross is a 1/3 partner; and a proportionate share of 101,022 shares held by EM Investors, LLC in which Mr. Cross has an 8.4% ownership interest.

(7) Includes 23,500 shares owned by Mr. Cross’ wife; a proportionate share of 155,250 shares held by a general partnership in which Mr. Cross is a 1/3 partner; and a 50% share of 101,022 shares held by EM Investors, LLC representing Mr. Cross’ voting power of those shares.

(8) Includes options to purchase 40,000 shares. Such options were not exercised as of December 31, 2005 and thus were not included in voting power.

(9) Represents shares held in a pension fund of which Mr. Layton is one of the trustees.

(10)	Information obtained from Schedule 13D/A dated April 5, 2005 filed with the Securities and Exchange Commission. The address of ROI Capital Management, Inc. is 300 Drakes Landing Rd., Suite 175, Greenbrae, CA 94904.

(11)	Information obtained from Schedule 13D/A dated April 5, 2005 filed with the Securities and Exchange Commission. Includes 57,465 shares in a personal IRA of Mark T. Boyer and 10,000 shares in a personal IRA of Mitchell J. Soboleski. Messrs. Boyer and Soboleski are the owners of ROI Capital Management, Inc. and have dispositive authority of the reported securities held in advisory accounts of ROI Capital Management, Inc.

(12)	Mr. Doden’s address is 1610 S. Grandstaff Dr., Auburn, IN 46706 or P.O. Box 51, Auburn, IN 46706.

(13)	Represents shares in the name of Contractor Supply, Incorporated of which Mr. Doden owns 100%.

(14)	Includes 95,800 shares in the name of Master Works Foundation, Inc., an Indiana non-profit corporation in which Mr. Doden is one-third member.

(15)	Series Four and Series Five Preferred Stock are both nonvoting.

(16)	Represents a proportionate share of shares held by EM Investors, LLC in which Mr. Coon has a 39.1% ownership interest.

(17)	Represents a 50% share of shares held by EM Investors, LLC representing Mr. Coon’s voting power of those shares.

(18)	Represents a proportionate share of shares held by EM Investors, LLC in which Mr. Cross has an 8.4% ownership interest.

(19)	Represents a 50% share of shares held by EM Investors, LLC representing Mr. Cross’ voting power of those shares.

SECURITIES TRANSACTIONS

Purchases of Company Stock by the Company

Maxco has not purchased any shares of its common or preferred stock within the past two years.

Purchases of Company Stock by Mssers. Coon and Cross

Neither Mssers. Coon or Cross have directly purchased any shares of common or preferred stock within the past two years. However, Mssers. Coon and Cross are managers of, and have indirect ownership interests of 39.08% and 8.35% respectively of EM Investors, LLC.

On September 30, 2005, 7,812.5 shares of series six voting preferred stock were acquired by EM Investors, LLC at $160.00 a share in exchange for converting Company debt into this stock. On October 7, 2005, EM Investors, LLC acquired 101,022 shares of common stock at $3.50 a share in a private sale by one shareholder of all the common shares held by that shareholder. Additionally, EM Investors acquired 34,475 shares of series four non-voting preferred stock at $51.50 per share, and 4,151 shares of series five non-voting preferred stock at $120.00 per share in exchange for membership interests through October 7, 2005. On November 9, 2005 EM Investors, LLC, acquired 550 shares of series three voting preferred stock at $60.00 per share, 400 shares of series four non-voting preferred stock at $51.50 per share, and 1,052 shares of series five non-voting preferred stock at $120.00 per share.

CERTAIN TRANSACTIONS

In June 2003, the Company assumed a lease with CJC Leasing, a limited liability company in which Mr. Coon is a member, from Contractor Supply Incorporated, the purchaser of the Company’s formerly wholly owned subsidiary, Ersco Corporation. Contractor Supply Incorporated was required under the lease to pay CJC Leasing an aggregate of approximately $2.3 million in monthly installment payments over a period of approximately 4 years. In exchange for the Company assuming Contractors Supply Incorporated’s lease payments to CJC Leasing, Contractors Supply Incorporated and the Company agreed to reduce the amount then owed by the Company to Contractor Supply Incorporated by $2.3 million. The assumption of the lease obligations to CJC Leasing by the Company allowed the Company to retire a $2.3 million debt that was otherwise due and payable to Contractors Supply Incorporated, by making monthly payments of the approximate $2.3 million over four years. Subsequently, in the first quarter 2005, the Company issued 250,000 shares of restricted common stock of the Company to Contractor Supply Incorporated, and 95,800 shares of restricted common stock of the Company to Master Works Foundation, Inc. (a non-profit corporation in which the sole shareholder of Contractor Supply Incorporated is a one-third member) in exchange for further reduction of the amount owed by the Company to Contractor Supply Incorporated by $1.383 million. This Company debt owed to Contractor Supply Incorporated was subsequently assigned by Contractor Supply Incorporated to Ambassador Steel Corporation, and then by Ambassador Steel Corporation to its President, Daryle E. Doden. On September 30, 2005, Mr. Doden assigned this Company debt to EM Investors, LLC. EM Investors, LLC converted the Company payable, including all accrued interest, to the Company’s series six preferred shares. Mssers. Coon and Cross, are managers, and have indirect ownership interests, of 39.08% and 8.35%, respectively, of EM Investors, LLC.

In April 2004, the Company entered into an Incentive Agreement with Sanjeev Deshpande, President of Atmosphere Annealing, Inc., (a wholly owned subsidiary of the Company), and Director of the Company. The agreement provides for payment based on the increased value of Atmosphere Annealing by March 31, 2006. The incentive is equal to 1% of the first $25 million of value plus 10% of any excess above the threshold of $25 million. Any incentive so earned is payable in cash assuming a sale by March 31, 2006. If no such sale occurs by that date, at the option of the Company, the incentive is payable in cash or its equivalent in stock of Atmosphere Annealing. As party to the agreement, Maxco, Inc. is recognizing incentive compensation expense on a pro-rata basis under the terms of the agreement. As of September 30, 2005, the amount accrued was $1.0 million, including $350,000 charged to operations during the six months then ended.

In October 2004, the Company entered into a Retention Agreement with Vincent Shunsky, Vice-President, Chief Financial Officer and Treasurer, to provide him with a bonus of $200,000 to retain his services until at least March 31, 2006. The Retention Agreement provided that should he leave the employ of the Company prior to that date, the bonus must be repaid. Mr. Shunsky resigned from his positions as Vice-President, Chief Financial Officer and Treasurer, effective November 29, 2005, and is no longer employed by the Company. However, through March 31, 2006, Mr. Shunsky has agreed to serve as a consultant to the Company in exchange for retaining the bonus.

During the first quarter 2005, the Company acquired the stock of Ledges Commerce Park, Inc. (“Ledges”) and two buildings owned by Ledges, for $200,000, plus the assumption of certain liabilities from L/M Associates, LLC (“L/M”). Prior to the transaction, L/M was the sole shareholder of Ledges, and Maxco was a 50% owner of L/M. After the transaction, Maxco became the sole shareholder of Ledges, and remains as a 50% owner of L/M.

The Company had provided the guarantee of various debt obligations of certain real estate and other investments in the aggregate amount of approximately $2 million as of March 31, 2005. As a result of the Company’s purchase of the stock of Ledges and its two buildings, a $1.8 million liability, which had previously been guaranteed by the Company, was assumed by the Company, and further reduced by subsequent sales after June 30, 2005 of two condominium units that were part of the buildings acquired from Ledges.

Also during the first quarter of 2005, Atmosphere Annealing acquired the stock of BCGW, Inc. (“BCGW”) for $200,000. BCGW owned the buildings that are Atmosphere Annealing’s operating facilities in Lansing, Michigan. The spouse of Maxco’s President, Max Coon, was a 25% owner of BCGW.

Subsequent to June 30, 2005, the Company agreed to indemnify Max A. Coon for any amounts he would be required to pay as a result of a personal guaranty given for the Company’s real estate entities. Two of the Company’s real estate entities are L/M Associates, L.L.C., and Capital Center Associates, L.L.C. The Company is 50% owner of L/M and L/M is a 95% owner of Capital Center. On October 27, 2005, as the result of a personal guaranty by Mr. Coon for Capital Center, Capital Center, L/M, Mr. Coon, and the Company, entered into a settlement agreement with the mortgage holder on property owned by Capital Center. The settlement includes the opportunity for the sale of the underlying property by September 1, 2006 to accomplish a discounted payoff to the mortgage holder. To the extent the sale of the underlying property, or other arrangements, do not result in timely discounted payoff of the mortgage holder, the settlement also includes the obligation of Capital Center, L/M, the Company and Mr. Coon to pay the mortgage holder the full amount then owing under the mortgage loan documents less the net sale proceeds obtained by the mortgage holder in the sale of the underlying property.

On November 29, 2005, Vincent Shunsky resigned as Vice President, Chief Financial Officer, and Treasurer of Maxco, Inc. (the “Company”). Lawrence O. Fields, 52, who has been the Controller of the Company for over twenty years, was appointed Chief Financial Officer and Treasurer effective November 29, 2005.

COST OF SOLICITATION OF PROXIES

The cost of this solicitation will be paid by Maxco. In addition to the solicitation of proxies by mail, the directors, officers and employees of Maxco may solicit proxies personally or by telephone or telegraph. Maxco may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and Maxco may reimburse such persons for their expenses in doing so.

STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the board of directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2006 must have been received by the Company (addressed to the attention of the Secretary) on or before December 16, 2005, assuming Maxco’s remains subject to the reporting requirements of the Exchange Act. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2006 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company (addressed to the attention of the Secretary) after January 10, 2006, assuming Maxco remains subject to the reporting requirements of the Exchange Act.

CODE OF BUSINESS CONDUCT AND ETHICS

Maxco has adopted a Code of Business Conduct and Ethics as part of its corporate compliance program. The Code of Business Conduct and Ethics applies to all of Maxco’s directors, officers and employees, including its chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is available upon request.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

WHERE YOU CAN FIND MORE INFORMATION

Maxco files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like Maxco, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement/prospectus, information on the SEC's web site is not part of this proxy statement/prospectus.

Maxco has filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the Transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Maxco to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

This document incorporates by reference the documents listed below that Maxco has filed previously with the SEC. They contain important information about Maxco and its financial condition.

- The consolidated financial statements and other financial information, including the notes thereto, as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 from Maxco’s Annual Report on Form 10-K/A - Amendment No.2 for the year ended March 31, 2005;
- Maxco’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005.

We will amend this proxy statement and our Schedule 13E-3 to include any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Lawrence O. Fields, Chief Financial Officer, at the following address: Maxco, Inc., 1118 Centennial Way, Lansing, Michigan 48917, or calling him at 517-321-3130.

These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS OF MAXCO, INC.

MAX A. COON
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

APPENDIX A

BCS/CD-515 (Rev. 12/03)

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Warren Cameron Asciutto & Blackmer, P.C.		
Address		
Attention: J. Michael Warren, P.O. Box 26067		
City	State	ZIP Code
Lansing, MI 48909		

EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigend corporation executes the following Certificate:

1. The present name of the corporation is: Maxco, Inc.

2. The identification number assigned by the Bureau is: 026-970

3. Article III (b) of the Articles of Incorporation is hereby amended to read as follows:

(to add the following subsections):

(i) Without regard to any other provision of the Articles of Incorporation, as restated and amended, each one (1) share of common stock, issued and outstanding, immediately prior to the time this Certificate of Amendment to the Articles of Incorporation becomes effective ("Effective Date") shall automatically (without any further action) be converted into one-one thousandth (1/1,000) of a fully paid and nonassessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation. Provided however, no fractional shares shall be issued to any holder of fewer than 1,000 shares of common stock ("Fractional Holder") immediately prior to the Effective Date. Instead of issuing fractional shares of common stock to the Fractional Holder, the corporation shall pay to such Fractional Holder, an amount in cash equal to the product of $6.00 multiplied by each share of common stock held by such Fractional Holder("Cash Consideration"). No interest shall be payable on the Cash Consideration.

(ii) After giving effect to subparagraph (b)(i) of this Article III of this Certificate of Amendment to the Articles of Incorporation, and without increasing or decreasing the stated capital or paid-in surplus of the corporation: (A) each one (1) whole share of common stock, issued and outstanding immediately following the Effective Date, shall be automatically converted (without any further action) into one thousand (1,000) fully paid and nonassessable shares of common stock, and (B) each fractional share in excess of one (1) whole share of common stock, issued and outstanding immediately following the Effective Date, shall be converted to the applicable number of whole common shares obtained by multiplying such fractional share by the ratio of 1000:1. Provided, no fractional shares shall be issued.

BCS/CD-515 (Rev. 12/03)

COMPLETE ONLY ONE OF THE FOLLOWING:

4. (For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the _______________ day of

__________________ , _________ , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this _________ day of __________________ , ____________

______________________________	______________________________
(Signature)	(Signature)
______________________________	______________________________
(Type or Print Name)	(Type or Print Name)
______________________________	______________________________
(Signature)	(Signature)
______________________________	______________________________
(Type or Print Name)	(Type or Print Name)

5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the _______________ day of

__________________ , _________ , by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

- ☑ at a meeting the necessary votes were cast in favor of the amendment.
- ☐ by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.)
- ☐ by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.
- ☐ by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation.
- ☐ by the board of a profit corporation pursuant to section 611(2).

Profit Corporations and Professional Service Corporations	Nonprofit Corporations
Signed this _____ day of ____________ , _______	Signed this _____ day of ____________ , _______
By ______________________________	By ______________________________
(Signature of an authorized officer or agent)	(Signature President, Vice-President, Chariperson or Vice-Chairperson)
Eric L. Cross, Secretary	______________________________
(Type or Print Name)	(Type or Print Name)

BCS/CD-515 (Rev. 12/03)

6. (For a nonprofit corporation whose Articles state the corporation is organized on a directorship basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the ____________ day of

____________________ , ______________ by the directors of a nonprofit corporation whose articles of incorporation state it is organized on a directorship basis (check one of the following)

☐ at a meeting the necessary votes were cast in favor of the amendment

☐ by written consent of all directors pursuant to Section 525 of the Act.

Signed this ______________ day of __________________________ , ___________

By ____
(Signature of President, Vice-President, Chairperson or Vice-Chairperson)

____
(Type or Print Name) (Type or Print Title)

BCS/CD-515 (Rev. 12/03)

Name of person or organization remitting fees:

Warren Cameron Asciutto & Blackmer, P.C.

P.O. Box 26067, Lansing, MI 48909

Preparer's name and business telephone number:

Linda R. Asciutto, 517-349-8600

INFORMATION AND INSTRUCTIONS

1. This form may be used to draft your Certificate of Amendement to the Articles of Incorporation. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.

2. Submit one original of this document. Upon filing, the document will be added to the records of the Bureau of Commercial Services. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

   Since the document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3. This Certificate is to be used pursuant to the provisions of section 631 of Act 284, P.A. of 1972, or Act 162, P.A. of 1982, for the purpose of amending the Articles of Incorporation of a domesitc profit corporation or nonprofit corporation. Do not use this form for restated articles.

4. Item 2 - Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

5. Item 3 - The article(s) being amended must be set forth in its entirety. However, if the article being amended is divided into separately identifiable sections, only the sections being amended need be included.

6. For nonprofit charitable corporations, if an amendment changes the term of existence to other than perpetual, Attorney General Consent should be obtained at the time of dissolution. Contact Michigan Attorney General, Consumer Protection and Charitable Trust Division at (517) 373-1152.

7. This document is effective on the date endorsed "filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated as an additional article.

8. **Signatures:**
   Profit Corporations: (Complete either Item 4 or Item 5)
   1) Item 4 must be signed by at least a majority of the Incorporators listed in the Articles of Incorporation.
   2) Item 5 must be signed by an authorized officer or agent of the corporation.

   Nonprofit Corporations: (Complete either Item 4, Item 5 or Item 6)
   1) Item 4 must be signed by all of the incorporators listed in the Article of Incorporation.
   2) Item 5 or 6 must be signed by either the president, vice-president, chairperson or vice-chairperson.

9. NONREFUNDABLE FEES: Make remittance payable to the State of Michigan. Include corporation name and identification number on check or money order $10.00

   ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES OF PROFIT CORPORATIONS ARE:
   each additional 20,000 authorized shares or portion thereon .... $ 30.00 maximum fee per filing for first 10,000,000 authorized shares .... $ 5,000.00 each additional 20,000 authorized shares or portion thereof in excess of 10,000,000 shares .... $ 30.00 maximum fee per filing for authorized shares in excess of 10,000,000 shares .... $ 200,000.00

To submit by mail:

Michigan Department of Labor & Economic Growth
Bureau of Commercial Services - Corporation Division
7150 Harris Drive
P.O. Box 30054
Lansing, MI 48909

To submit in person:

2501 Woodlake Circle
Okemos, MI
Telephone: (517) 241-6470

Fees may be paid by VISA or Mastercard when delivered in person to our office.

MICH-ELF (Michigan Electronic Filing System):

First Time Users: Call (517) 241-6420, or visit our website at http://www.michigan.gov/corporations
Customer with MICH-ELF Filer Account: Send document to (517) 241-9845

The Department of Labor & Economic Growth will not discriminate against any individual or group because of race, sex, religion, age, national origin, color, marital status, disability or political beliefs. If you need help with reading, writing, hearing, etc., under the Americans with Disabilities Act, you may make your needs known to this agency.

APPENDIX B
October 17, 2005

Special Committee of the Board of Directors
Maxco, Inc.
1118 Centennial Way
Lansing, MI 48908-0737

Members of the Special Committee:

GBQ Consulting LLC (“GBQ”) understands that The Board of Directors of Maxco, Inc. (“Maxco” or the “Company”) has proposed to amend the Company’s Restated Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company’s common stock (the “Proposed Transaction”). As a result of the Proposed Transaction, each shareholder owning fewer than 1,000 shares immediately before the Proposed Transaction will receive from the Company consideration of $6.00 in cash, without interest (the “Consideration”), for each of such shareholder’s shares of the Company’s common stock. Each share of common stock held by a shareholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Proposed Transaction. In the event that there are fewer than 300 shareholders of record following the Proposed Transaction, Maxco intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate registration of its common stock under federal securities laws.

The Board of Directors of the Company has formed a special committee (the “Special Committee”) to consider certain matters regarding the Proposed Transaction, including the ability to disapprove of the Proposed Transaction. GBQ has been engaged by the Special Committee to serve as an independent financial advisor to the Special Committee and render an opinion (our “Opinion”) of whether the Consideration to be received by certain cashed-out shareholders of Maxco in connection with the Proposed Transaction is fair to them, from a financial point of view. Our Opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in or effect the Proposed Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a transaction price, and we have not participated in the Proposed Transaction negotiations.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

➢
reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended March 31, 2005, 2004, 20003, 2002, and 2001, and quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as internal financial statements prepared by the Company’s management for the fiscal year ended March 31, 2005 and the quarter ended June 30, 2005;

➢	discussed future performance with management and developed financial projections for the fiscal years ending March 31, 2006 through 2010 based on those forecasts;

➢	reviewed agreements and other documents related to the Proposed Transaction including a draft Proxy Statement to be filed pursuant to Section 14(a) of the Securities Exchange Act of 1934;

➢
reviewed historical market prices and trading volume of the Company’s publicly traded common stock since October 1, 2002, analyzed a recent shareholder profile of the Company and the number of shareholders, and reviewed certain publicly available news articles and press releases relating to the Company;

➢	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company;

➢	reviewed publicly available information regarding prices and premiums paid in certain transactions that we deemed relevant;

➢	reviewed various management-prepared documents, lists, and schedules; and

➢	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company’s headquarters and manufacturing facilities located in Lansing, Michigan and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2005, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, without independent verification, that our discussions with management regarding financial projections reflect management’s best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Proposed Transaction.

We understand that management of the Company is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as independent financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

This Opinion is only to be utilized as one input to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to those shareholders receiving Consideration in connection with the Proposed Transaction.

Respectfully submitted,

GBQ Consulting LLC

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130
-------------------------------------------------------
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - __________, 2006

The undersigned stockholder of Maxco, Inc. (the "Company") hereby appoints, Max A. Coon and Eric L. Cross or either of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock, and Series Three Preferred Stock and Series Six Preferred Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's headquarters located at 1118 Centennial Way, Lansing, Michigan on January __, 2006, at 3:30 p.m. eastern time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

1. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-1,000 REVERSE STOCK SPLIT (“REVERSE SPLIT”) FOLLOWED IMMEDIATELY BY A 1,000-1 FORWARD STOCK SPLIT (“FORWARD SPLIT”) OF THE COMPANY’S OUTSTANDING COMMON STOCK. THE REVERSE SPLIT AND THE FORWARD SPLIT ARE THE “TRANSACTION”. AS A RESULT OF THE TRANSACTION: (a) EACH STOCKHOLDER OWNING FEWER THAN 1,000 SHARES OF COMMON STOCK IMMEDIATELY BEFORE THE TRANSACTION WILL RECEIVE FROM THE COMPANY $6.00 IN CASH, WITHOUT INTEREST, FOR EACH OF SUCH STOCKHOLDER’S SHARES OF THE COMPANY’S COMMON STOCK; AND (b) EACH SHARE OF COMMON STOCK HELD BY A STOCKHOLDER OWNING 1,000 OR MORE SHARES WILL CONTINUE TO REPRESENT ONE SHARE OF THE COMPANY’S COMMON STOCK AFTER COMPLETION OF THE TRANSACTION. THE COMPLETION OF THE TRANSACTION UNDER THIS PROPOSAL IS SUBJECT TO THE BOARD OF DIRECTORS’ RIGHT TO ABANDON THE TRANSACTION.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

2. PROPOSAL TO GRANT THE COMPANY'S BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO SATISFY THE CONDITIONS TO COMPLETING THE TRANSACTION, INCLUDING FOR THE PURPOSE OF SOLICITING PROXIES TO VOTE IN FAVOR OF THE TRANSACTION.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

(Continued from other side.)

3. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

Dated:____________________________

_________________________________
(Signature)

_________________________________
(Signature)

SIGNATURE(S) SHALL AGREE WITH THE NAME(S) PRINTED ON THIS PROXY. IF SHARES ARE REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS SHOULD SIGN THIS PROXY. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS